EXHIBIT 99.1
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                                                              [GRAPHIC OMITTED]
                                                           [LOGO - NEXEN, INC.]

                         NEXEN INC. 801 - 7th Ave. SW Calgary, AB Canda T2P 3P7
                         T 403 699-4000  F 403 699-5776   www.nexeninc.com

--------------------------------------------------------------------------------
N E W S   R E L E A S E


                                                      For immediate release


                    NEXEN INC. DELIVERS RECORD FOURTH QUARTER
                      AND ANNUAL FINANCIAL RESULTS IN 2005

--------------------------------------------------------------------------------

2005 HIGHLIGHTS:

    o RECORD ANNUAL EARNINGS INCREASED 45% OVER 2004 TO $4.43/SHARE; FOURTH QUARTER $1.15/SHARE
    o RECORD ANNUAL CASH FLOW INCREASED 24% OVER 2004 TO $9.23/SHARE; FOURTH QUARTER $2.96/SHARE
    o 2005 PRODUCTION TARGETS ACHIEVED, EVEN AFTER DISPOSITIONS AND HURRICANE DISRUPTIONS
    o    PROVED RESERVE ADDITIONS OF 82 MILLION BOE REPLACE 93% OF PRODUCTION
    o SIGNIFICANT EXPLORATION SUCCESS IN THE DEEP-WATER GULF OF MEXICO WITH A POTENTIAL WORLD-CLASS DISCOVERY AT KNOTTY HEAD
    o RAISED APPROXIMATELY $1.4 BILLION FROM THE DISPOSITION OF CANADIAN CONVENTIONAL ASSETS AND THE PARTIAL DISPOSITION OF CHEMICALS BUSINESS
    o MAJOR PROJECTS CONTINUE ON SCHEDULE--PRODUCTION BEFORE ROYALTIES EXPECTED TO GROW TO BETWEEN 300,000 AND 350,000 BOE/D IN 2007

                                                 THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                     DECEMBER 31                      DECEMBER 31
                                             --------------------------       -------------------------
(Cdn$ millions)                                   2005            2004             2005           2004
-------------------------------------------------------------------------------------------------------
Production (mboe/d)(1)
      Before Royalties                             225             256              242            250
      After Royalties                              165             183              173            174
Net Sales                                        1,073             892            4,086          3,251
Cash Flow from Operations(2)                       772             592            2,403          1,942
       Per Common Share ($/share)(2)              2.96            2.29             9.23           7.55
Net Income                                         300             246            1,152            793
       Per Common Share ($/share)                 1.15            0.95             4.43           3.08
Capital Expenditures                               731             668            2,691          1,754
-------------------------------------------------------------------------------------------------------

1. Production and reserves in this release also include our share of Syncrude oil sands. US investors should read the Cautionary Note to US Investors at the end of this release.

2. For reconciliation of this non-GAAP measure, see Cash Flow from Operations on pg. 11

CALGARY, ALBERTA, FEBRUARY 17, 2006 - Strong commodity prices, together with attractive cash operating margins and outstanding marketing contributions boosted our financial results to record levels for the fourth quarter and the year.

Higher crude oil and natural gas prices combined with strong operating performance resulted in a record year for cash flow and net income in 2005. The benchmark WTI crude oil price increased 37% in 2005. Wider crude oil differentials world wide and a stronger Canadian dollar limited our year over year increase in product realizations to 28%.

Fourth quarter cash flow was a record $772 million, while net income was $300 million. Strong commodity prices and pre-tax income of $182 million from our marketing division led to this exceptional performance. In the third quarter, we recorded a pre-tax loss of $162 million in marketing, largely because we could not recognize $195 million of income related to certain physical assets. In the fourth quarter, we recognized approximately $150 million of this income, and expect to recognize the balance in 2006.

Stock-based compensation expense in the fourth quarter was $40 million, reducing cash flow from operations by $19 million. During the year, our stock price increased 128%, adding over $8 billion in shareholder value. As a result, $490 million ($322 million after tax) of stock-based compensation was recognized. The $322 million expense represents approximately 4% of the increase in shareholder value. Approximately 16% of this expense was in cash, while the balance represents the change in value of our accrued stock-based compensation.

During the fourth quarter, we recorded exploration expense of $86 million which included seismic expense and costs for the Polecat, Black Horse and Bennachie wells in the North Sea, the Castleton well in the Gulf of Mexico, and three wells in Yemen.

"I am very pleased with our performance in 2005," commented Charlie Fischer, Nexen's President and Chief Executive Officer. "We met our production and cash flow targets, progressed our major projects at Buzzard and Long Lake, disposed of assets at attractive prices, and realized exploration success in the Gulf of Mexico. Our success last year positions us well for an exciting 2006 as we complete Syncrude's Stage 3 expansion and our North Sea Buzzard development, make strong progress at Long Lake and evaluate our recent discoveries."

OIL AND GAS PRODUCTION

                                    PRODUCTION BEFORE ROYALTIES                          PRODUCTION AFTER ROYALTIES
Crude Oil, NGLs and           Fourth Quarter         Third Quarter                 Fourth Quarter          Third Quarter
Natural Gas (mboe/d)               2005                   2005                          2005                    2005
------------------------------------------------------------------------        ----------------------------------------------
Yemen                               108                    114                            60                     61
North Sea                            22                     12                            22                     12
Canada                               39                     45(1)                         31                     36(1)
United States                        35                     39                            31                     33
Other Countries                       5                      5                             5                      5
Syncrude                             16                     17                            16                     17
                            --------------------------------------------        ----------------------------------------------
Total                               225                    232                           165                    164
                            --------------------------------------------        ----------------------------------------------

(1) Third quarter volumes include approximately 6,500 boe/d before royalties and 4,800 boe/d after royalties of production related to asset dispositions completed in the third quarter of 2005.

Fourth-quarter production before royalties was lower than in the third quarter as a result of declining production from our Masila fields in Yemen, asset sales in Canada and lost production from hurricanes in the Gulf of Mexico. In the Gulf, hurricane disruptions are expected to cost us approximately $200 million in shut-in production, insurance-related costs, damages and drilling delays. The majority of these costs will be recovered through insurance claims and future production of shut-in volumes. The storms and damage to third-party infrastructure reduced our fourth-quarter volumes by approximately 11,000 boe/d with an annualized loss of 6,000 boe/d in 2005. This was offset by stronger North Sea production following a major turnaround earlier in the year at the Scott platform, and start-up of the Farragon field. Production after royalties increased between the third and fourth quarter as we added royalty-free production from the North Sea.

                                    PRODUCTION BEFORE ROYALTIES                  PRODUCTION AFTER ROYALTIES
Crude Oil, NGLs and               Annual                 Annual                Annual                  Annual
Natural Gas (mboe/d)               2005                   2004                  2005                    2004
------------------------------------------------------------------         ------------------------------------
Yemen                               113                    107                    61                     54
North Sea                            16                      2                    16                      2
Canada                               50(1)                  61(1)                 40(1)                  47(1)
United States                        42                     55                    36                     47
Other Countries                       5                      8                     5                      7
Syncrude                             16                     17                    15                     17
                            --------------------------------------         ------------------------------------
Total                               242                    250                   173                    174
                            --------------------------------------         ------------------------------------

(1) Annual volumes include approximately 10,700 boe/d before royalties and 8,100 boe/d after royalties of production related to asset dispositions for 2005 and 19,500 boe/d before royalties and 14,500 boe/d after royalties for 2004.

Our annual production averaged 242,000 boe/d (173,000 boe/d after royalties). Production from Block 51 in Yemen and the North Sea largely offset declines at Masila, in the Gulf of Mexico, and in Canada where we sold assets earlier in the year.

"Our production was above the mid-point of our initial guidance, even after asset sales in Canada and hurricane induced production interruptions in the Gulf of Mexico," commented Fischer. "With most of our Gulf of Mexico production restored and strong performance from Syncrude and the North Sea, we averaged 238,000 boe/d in December. This has enabled us to get off to a great start in 2006 and keeps us on track to meet our production target of between 220,000 and 240,000 boe/d before royalties for the year. Incremental volumes from Syncrude by mid-year and first production from Buzzard toward the end of the year will contribute strongly to our performance this year."


DISPOSITIONS GENERATE ATTRACTIVE RETURNS

In the third quarter, we sold Canadian conventional oil and gas properties, which were producing approximately 18,300 boe/d, at attractive prices of approximately $51,000 per daily barrel and $18.50 per boe of proved reserves. Proceeds of $946 million (before closing adjustments) were realized from these sales. We also converted our chemicals business to Canexus Income Fund and raised $500 million from the sale of approximately 39% of this income trust to the public.


CAPITAL STRATEGY -- INVESTING IN LONG-TERM, HIGH-VALUE PRODUCTION GROWTH

"We are building sustainable businesses in the deep-water Gulf of Mexico, Athabasca oil sands, North Sea, Middle East and offshore West Africa," said Fischer. "While our projects tend to have longer cycle-times and require significant upfront capital investment, they provide significant opportunity for long-term growth and generate attractive full-cycle returns."

At the end of 2005, we had over $4 billion of capital invested in multi-year development projects not yet producing oil or cash flow. This amount is expected to peak in late-2006 at approximately $5 billion, as we bring Buzzard on stream and approach completion of the Long Lake project.

To date, we have recognized 231 mmboe of proved reserves for our long cycle-time projects at Buzzard, the Syncrude Stage 3 expansion and coal bed methane (CBM). No proved reserves have been recognized for our insitu oilsands project at Long Lake where we have invested over $1.2 billion to date. We have recognized 645 mmboe of probable reserves for Long Lake, Buzzard, Syncrude Stage 3, CBM and the Usan discovery offshore West Africa. We expect additional reserves to be recognized from these projects in the future, as we invest additional capital and establish strong production performance from the projects.

The incremental production and cash flow from this investment will be impressive. Overall, we expect our 2007 production, after royalties, to grow by more than 50% compared to current volumes. We have assumed exploration success contributes very little volume to these estimates, given the longer cycle-times associated with our exploration projects.

Most of our new production is subject to little or no royalty payments as we recover our investment, and generates significantly higher cash margins than our current production. As a result, we expect our production after royalties to increase from 173,000 boe/d in 2005 to between 260,000 and 280,000 boe/d in 2007. All of our major projects return their cost of capital at oil prices in the US$20s per barrel.

2005 RESERVES AND CAPITAL RESULTS
In 2005, we invested $2.6 billion in oil and gas activities adding 82 mmboe of proved reserves, and replacing 93% of our production. During 2005, we also disposed of 49 mmboe of proved reserves.

                                                2005 OIL AND GAS INVESTMENT(1) ($MM)
-------------------------------------------------------------------------------------------------------------------------
                            CORE ASSET        MAJOR        EARLY STAGE                    PROVED PROPERTY
                            DEVELOPMENT    DEVELOPMENT     DEVELOPMENT     EXPLORATION     ACQUISITIONS       TOTAL(2)
-------------------------------------------------------------------------------------------------------------------------
Canada                          130              33             10              81              17               271
United States                   144               4              -             235               3               386
International                   173             630             13             177               -               993
Synthetic                         -             743             31              16               -               790
                           ----------------------------------------------------------------------------------------------
Total Oil and Gas               447           1,410             54             509              20             2,440
Mining (Syncrude)                57             140              -               -               -               197
                           ----------------------------------------------------------------------------------------------
Total Including Mining          504           1,550             54             509              20             2,637
                           ----------------------------------------------------------------------------------------------
% of Total                      19%             59%             2%             19%              1%              100%
-------------------------------------------------------------------------------------------------------------------------

(1)  Geological and geophysical expenditures of $53 million are included.
(2) Non-oil and gas investments totaled $54 million. Total 2005 capital investment was $2,691 million.

------------------------------------------------------------------------------------------------------------------------------------
                                                      2005 RESERVE CONTINUITY
------------------------------------------------------------------------------------------------------------------------------------
                                             OIL AND GAS ACTIVITIES                                           MINING
                   ----------------------------------------------------------------------------             -----------
                   |        INTERNATIONAL            |     US     |           CANADA          |     TOTAL                    TOTAL
                   ----------------------------------------------------------------------------     OIL                    OIL, GAS
                    Yemen    North Sea   Other Intl                                                 AND                      AND
mmboe                 Oil     Oil  Gas       Oil       Oil    Gas    Oil     Gas       Bitumen      GAS      SYNCRUDE(3)   MINING
------------------------------------------------------------------------------------------------------------------------------------
PROVED RESERVES (1)
Dec. 31, 2004         133    128     2        12        60     43     92       72         -         542         301          843
Extensions and
 Discoveries           11      5     1         1         1     12      4        8         -          43          23           66
Acquisitions            -      -     -         -         -      -      2        -         -           2           -            2
Dispositions            -      -     -         -         -      -    (32)     (17)        -         (49)          -          (49)
Revisions               3     15     -         -        (6)    (4)     4        2         -          14           -           14
Production            (42)(4) (5)   (1)       (2)       (8)    (8)   (11)      (7)        -         (84)         (6)         (90)
                   -----------------------------------------------------------------------------------------------------------------
Dec. 31, 2005         105    143     2        11        47     43     59       58         -         468         318          786
                   -----------------------------------------------------------------------------------------------------------------

PROBABLE RESERVES (1,2)

Dec. 31, 2004          49    117     6        89         6      8     39       24       400         738          69          807
Extensions,
 Discoveries &
 Conversions            -     33     1        15         4      2     (1)      35         -          89         (18)          71
Acquisitions            -      -     -         -         -      -      -        -         -           -           -            -
Dispositions            -      -     -         -         -      -    (10)      (3)        -         (13)          -          (13)
Revisions             (23)    21     1       (20)       (1)     -     (5)      (3)        -         (30)          -          (30)
                   -----------------------------------------------------------------------------------------------------------------
Dec. 31, 2005          26    171     8        84         9     10     23       53       400         784          51          835
                   -----------------------------------------------------------------------------------------------------------------

PROVED + PROBABLE
RESERVES (1,2)

Dec. 31, 2004         182    245     8       101        66     51    131       96       400       1,280         370        1,650
Extensions,
 Discoveries &
 Conversions           11     38     2        16         5     14      3       43         -         132           5          137
Acquisitions            -      -     -         -         -      -      2        -         -           2           -            2
Dispositions            -      -     -         -         -      -    (42)     (20)        -         (62)          -          (62)
Revisions             (20)    36     1       (20)       (7)    (4)    (1)      (1)        -         (16)          -          (16)
Production            (42)(4) (5)   (1)       (2)       (8)    (8)   (11)      (7)        -         (84)         (6)         (90)
                   -----------------------------------------------------------------------------------------------------------------
Dec. 31, 2005         131    314    10        95        56     53     82      111       400       1,252         369        1,621
                   -----------------------------------------------------------------------------------------------------------------

(1) We internally evaluate all of our reserves and have at least 80% of our proved reserves assessed by independent qualified consultants each year. Our reserves are also reviewed and approved by our Reserves Committee and our Board of Directors. Reserves represent our working interest before royalties at year-end constant pricing using SEC rules. Gas is converted to equivalent oil at a 6:1 ratio.
(2) Probable reserves are determined according to SPE/WPC definitions. US investors should read the Cautionary Note to US Investors at the end of this release.
(3) US investors should read the Cautionary Note to US Investors at the end of this release.
(4)  Production includes volumes used for fuel in Yemen.


MAJOR AND EARLY STAGE DEVELOPMENT PROJECTS

Approximately 60% of our 2005 invested capital was directed towards early stage and major development projects including Buzzard, Long Lake, Syncrude Stage 3, Yemen Block 51 and CBM. These projects added approximately 45 mmboe and are characterized by multi-year investments which result in timing differences between reserve additions and capital expenditures.

SYNTHETIC CRUDE OIL

We invested approximately $774 million to develop our insitu oil sands resource in 2005. This included $743 million invested at Long Lake. We have not recognized any proved bitumen reserves. Although the integrated process we are using at Long Lake will produce high-quality synthetic crude oil, the United States Securities and Exchange Commission (SEC) regulations require us to recognize bitumen reserves for this project. Over the last few years, a combination of wide heavy oil differentials and high natural gas and diluent costs have resulted in negligible cash margins from insitu bitumen production.

Our oil sands strategy addresses the issues of wide differentials and high natural gas and diluent costs which erode the value of insitu bitumen. Our project integrates field upgrading with bitumen production to produce a high quality premium synthetic crude oil and it virtually eliminates our dependence on natural gas. Canadian reserve standards would allow us to recognize synthetic crude oil reserves rather than bitumen reserves, as a result of this integrated process. At year-end 2005, we could have recognized 200 mmboe of synthetic crude under Canadian reserve standards.

"Our oil sands business is based on the sale of synthetic crude oil, not bitumen," said Fischer. "Long Lake is a terrific project which will earn its cost of capital at WTI oil prices below US$30 per barrel and will generate outstanding returns at current prices."

The base Long Lake project remains on schedule and on budget. Detailed project engineering is substantially complete and approximately 69% of the project's total costs have been committed. Steam injection is expected to commence in late-2006, followed by a ramp-up in bitumen production. The upgrader is scheduled to start operations in the second half of 2007.

To enhance reliability, ensuring bitumen feedstock supply and building capacity for future growth, we are expanding our steam generating facilities to enable us to operate at a steam oil ratio of up to 3.3 compared to the existing design of
2.5. This expansion is expected to cost up to $250 million ($125 million, net to us). In optimizing the value from the project, we will also construct a facility to concentrate soot produced by the gasifier and thereby reduce disposal costs. This facility is expected to cost approximately $110 million ($55 million, net to us). These two projects will increase our total capital investment to construct Long Lake by 10% to $1.9 billion.

At peak rates of premium synthetic crude, the first phase of Long Lake should provide us with cash flow of between $400 and $500 million per year, assuming oil prices of US$50/bbl WTI.

"The major remaining uncertainties for this project relate to our ability to access the right labour when we need it, and to achieve labour performance in line with our projections," said Fischer. "To date, labour availability and productivity have been reasonable and we continue to operate within the levels of our contingency for the project. Given the advanced state of the project, we believe the risk of major cost overruns is significantly reduced."

We are planning to increase synthetic crude oil production to 240,000 bbls/d over the next 10 years (120,000 bbls/d, net to us) in phases of 60,000 bbls/d (30,000 bbls/d, net to us) using the same technology as Long Lake. In 2005, we invested $31 million to further evaluate our existing resource base and acquire additional resource. Phase 2 bitumen production is expected to commence in late-2010, with upgrader commissioning in 2011.

BUZZARD

At Buzzard, we invested $439 million and added proved reserves of 17 mmboe. The additions resulted from remapping the reservoir size using new seismic data. To date, we have recognized 248 mmboe of proved plus probable reserves for the Buzzard field. We expect to convert probable reserves to proved as we drill development wells and obtain production history. We believe there is potential for additional reserves based on improved recovery factors from this high-quality reservoir.

Buzzard is progressing on schedule and on budget. Development of the facilities is approximately 88% complete. We are currently drilling the production wells and expect to install the utilities and production decks during the second quarter. First oil is expected in late-2006. At its peak, Buzzard is expected to add approximately 85,000 boe/d of net production and generate between $1.6 and $1.7 billion of annual pre-tax cash flow, assuming US$50/bbl WTI.

SYNCRUDE STAGE 3 EXPANSION

At Syncrude, we invested $140 million in 2005 for the Stage 3 expansion and added 17 mmboe of proved reserves. All of these additions were converted from probable reserves. The Stage 3 expansion was approximately 98% complete at the end of 2005, with 65% of the new units completed and operating reliably throughout 2005. Commissioning of all remaining Stage 3 units is underway. The expansion is expected to be completed and on stream by mid-year, adding approximately 8,000 bbls/d of production capacity, net to us.

COAL BED METHANE

In Canada, we are developing the first commercial CBM project in Mannville coals. In 2005, we invested a total of $102 million in exploration and development, of which $33 million was associated with CBM development which added 5 mmboe of proved reserves. Mannville CBM is a new play type in Western Canada with no direct analogies. Without analogies, our ability to recognize proved CBM reserves is limited. To date we have recognized 35 mmboe of CBM probable reserves. We expect our CBM reserves to grow significantly over the coming years as additional wells are drilled, development work progresses and more production history is obtained. Our CBM production is expected to be modest in 2006, but grow substantially in 2007 and beyond as we dewater the reservoirs and expand our developments. We currently have more than 600 net sections of CBM lands containing an estimated 3 tcf of gas-in-place.

"We are excited about our Mannville CBM opportunities," said Fischer. "Results from our horizontal drilling program have exceeded our expectations and we have initiated an aggressive development program to accelerate production. We are targeting to add approximately 150 million cubic feet of daily production by 2011 from these projects, which generate attractive full-cycle rates of return."

OTHER PROJECTS

We commenced production on Block 51 in Yemen in late-2004 through an early production system. In 2005, we invested $161 million on this block to construct permanent production facilities and further develop the fields. Approximately 17 mmbbl of proved undeveloped reserves were converted to proved producing reserves and 4 mmbbl of additional proved reserves were added through drilling and completion of the permanent production facilities.

In 2005, we recognized approximately 40 mmboe of probable reserves for the Ettrick field in the North Sea. We have a 80% working interest and operate the field.


INVESTMENT IN EXPLORATION

We invested $509 million in exploration in 2005. This resulted in a number of exploration successes, including the potentially significant Knotty Head discovery in the Gulf of Mexico where we have a 25% interest. Approximately $140 million of this capital was invested in land, seismic and other early stage exploration activities. The balance was invested to drill 20 high-impact exploration wells. In addition to Knotty Head, we also had smaller discoveries in the Gulf of Mexico at Big Bend, Anduin and Wrigley. In total, we participated in approximately one-third of deep-water discoveries in the Gulf of Mexico in 2005. Offshore West Africa, we drilled two successful appraisal wells in the Usan field on Nigeria's OPL-222.

We added 4 mmboe from exploration in 2005 from our discovery at Wrigley. We anticipate significant additional reserve additions as we delineate the other discoveries and sanction commercial development projects.

In the fourth quarter, we announced that Knotty Head, a potential world-class discovery on Green Canyon Block 512, encountered approximately 600 feet of net oil pay in good quality reservoirs. The sidetrack appraisal well, which commenced drilling in late-2005, is nearing completion on the drilling operations. Additional appraisal drilling is planned within the next year to determine the extent of the discovery.

"We believe Knotty Head has the potential to be a significant development in the Green Canyon area," said Fischer. "With continued drilling success, our plan would be to sanction a development project within the next 24 months."

We are proceeding  with the  development of Wrigley on Mississippi  Canyon Block
506. We plan to sub-sea tieback the well to nearby existing infrastructure with first production expected in the second half of 2006. We have a 50%, non-operated interest in Wrigley. Our Big Bend discovery contains an estimated 15 to 25 bcf of net recoverable resource, with additional potential to be evaluated through subsequent drilling. We plan to complete the well in 2007. We have a 50%, non-operated interest in Big Bend. At our Anduin discovery, we plan to drill an appraisal well in 2006 to determine the resource size and development options. We have a 50% operated interest in Anduin.

Internationally we drilled three small discoveries in the North Sea at Polecat, Yeoman and Black Horse. Their ultimate development is being evaluated and may be dependent on additional exploration success in the area. We have a 40% interest in Polecat, a 50% interest in Yeoman and a 60% interest in Black Horse and operate all three of these wells.

On Nigeria OPL-222, offshore West Africa, the Usan-7 and Usan-8 appraisal wells were successfully drilled during 2005. Appraisal of the Usan field is now complete and a preliminary field development plan has been submitted to Nigerian governmental agencies for approval. Preparation for basic engineering and tendering of contracts is proceeding on a multi-well development plan. The current design calls for development that will consist of a purpose-built FPSO capable of handling peak production rates of 160,000 bbl/d of oil with a storage capacity of 2 million barrels. Following government approvals of the final field development plan, the partners expect to formally sanction the project in late-2006. During 2006, the exploration and appraisal program outside of the Usan field will continue on the block. The first well is expected to spud shortly. We have a 20% non-operated interest in this block.

Company-wide, we expect to drill 20 high-impact exploration wells in 2006. We currently have drilling rigs secured for the majority of our 2006 program. We have an extensive inventory of exploration prospects in the Gulf of Mexico. To ensure the continuity of our deep-water drilling program, we have contracted a new-build fifth generation dynamically positioned semi-submersible drilling rig, which is scheduled to be completed in 2009. The contract provides us access to the rig for two years.

INVESTMENT IN CORE ASSET DEVELOPMENT

Our investment in our maturing assets is directed at maximizing the value we extract. In 2005, we invested $504 million in our core assets. Approximately $190 million of this investment converted 17 mmboe of proved undeveloped and proved non-producing reserves to proved developed reserves. The remaining $314 million added approximately 31 mmboe of new proved reserves in Canada, Syncrude and our International operations.


QUARTERLY DIVIDEND

The Board of Directors has declared the regular quarterly dividend of $0.05 per common share payable April 1, 2006, to shareholders of record on March 10, 2006.

Nexen Inc. is an independent, Canadian-based global energy company, listed on the Toronto and New York stock exchanges under the symbol NXY. We are uniquely positioned for growth in the North Sea, deep-water Gulf of Mexico, the Athabasca oil sands of Alberta, the Middle East and offshore West Africa. We add value for shareholders through successful full-cycle oil and gas exploration and development and leadership in ethics, integrity and environmental protection.


For further information, please contact:

KEVIN FINN
Vice President, Investor Relations
(403) 699-5166

GRANT DREGER, CA
Manager, Investor Relations
(403) 699-5273

801 - 7th Ave SW
Calgary, Alberta, Canada T2P 3P7
WWW.NEXENINC.COM


CONFERENCE CALL

Charlie Fischer, President and CEO, and Marvin Romanow, Executive
Vice-President and CFO, will host a conference call to discuss our financial and operating results and expectations for the future.

Date:    February 17, 2006
Time:    7 a.m. Mountain Time (9 a.m. Eastern Time)

To listen to the conference call, please call one of the following:

416-641-6111 (Toronto)
866-696-5911 (North American toll-free)
800-9559-6854 (Global toll-free)

A replay of the call will be available for two weeks starting at 11 a.m. Eastern Time, February 17 by calling 416-695-5800 (Toronto) or 800-408-3053 (toll-free) passcode 3175900 followed by the pound sign.

A live and on demand webcast of the conference call will be available at www.nexeninc.com.

FORWARD LOOKING STATEMENTS


CERTAIN STATEMENTS IN THIS REPORT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, SECTION 21E OF THE UNITED STATES SECURITIES EXCHANGE ACT OF 1934, AS
AMENDED, AND SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. SUCH STATEMENTS ARE GENERALLY IDENTIFIABLE BY THE TERMINOLOGY USED SUCH AS "INTEND", "PLAN", "EXPECT", "ESTIMATE", "BUDGET", "OUTLOOK" OR OTHER SIMILAR WORDS, AND INCLUDE STATEMENTS RELATING TO FUTURE PRODUCTION ASSOCIATED WITH OUR COAL BED METHANE, LONG LAKE, SYNCRUDE, NORTH SEA AND WEST AFRICA PROJECTS.

THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS: MARKET PRICES FOR OIL AND GAS AND CHEMICALS PRODUCTS; THE ABILITY TO EXPLORE, DEVELOP, PRODUCE AND TRANSPORT CRUDE OIL AND NATURAL GAS TO MARKETS; THE RESULTS OF EXPLORATION AND DEVELOPMENT DRILLING AND RELATED ACTIVITIES; FOREIGN-CURRENCY EXCHANGE RATES; ECONOMIC CONDITIONS IN THE COUNTRIES AND REGIONS WHERE NEXEN CARRIES ON BUSINESS; ACTIONS BY GOVERNMENTAL AUTHORITIES INCLUDING INCREASES IN TAXES, CHANGES IN ENVIRONMENTAL AND OTHER LAWS AND REGULATIONS; RENEGOTIATIONS OF
CONTRACTS; AND POLITICAL UNCERTAINTY, INCLUDING ACTIONS BY INSURGENT OR OTHER ARMED GROUPS OR OTHER CONFLICT. THE IMPACT OF ANY ONE FACTOR ON A PARTICULAR FORWARD-LOOKING STATEMENT IS NOT DETERMINABLE WITH CERTAINTY AS SUCH FACTORS ARE INTERDEPENDENT UPON OTHER FACTORS, AND MANAGEMENT'S COURSE OF ACTION WOULD
DEPEND ON ITS ASSESSMENT OF THE FUTURE CONSIDERING ALL INFORMATION THEN AVAILABLE. ANY STATEMENTS AS TO POSSIBLE COMMERCIALITY, DEVELOPMENT PLANS, CAPACITY EXPANSIONS, DRILLING OF NEW WELLS, ULTIMATE RECOVERABILITY OF RESERVES, FUTURE PRODUCTION RATES, CASH FLOWS OR ABILITY TO EXECUTE ON THE DISPOSITION OF ASSETS OR BUSINESSES, AND CHANGES IN ANY OF THE FOREGOING ARE FORWARD-LOOKING STATEMENTS.

ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS CONVEYED BY THE FORWARD-LOOKING STATEMENTS ARE REASONABLE BASED ON INFORMATION AVAILABLE TO US ON THE DATE SUCH FORWARD-LOOKING STATEMENTS WERE MADE, NO ASSURANCES CAN BE GIVEN AS TO FUTURE RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS. READERS SHOULD ALSO REFER TO ITEMS 7 AND 7A IN OUR 2004 ANNUAL REPORT ON FORM 10-K FOR FURTHER DISCUSSION OF THE RISK FACTORS.

CAUTIONARY NOTE TO US INVESTORS - THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC) PERMITS OIL AND GAS COMPANIES, IN THEIR FILINGS WITH THE SEC, TO DISCUSS ONLY PROVED RESERVES THAT ARE SUPPORTED BY ACTUAL PRODUCTION OR CONCLUSIVE FORMATION TESTS TO BE ECONOMICALLY AND LEGALLY PRODUCIBLE UNDER EXISTING ECONOMIC AND OPERATING CONDITIONS. IN THIS PRESS RELEASE, WE MAY REFER TO "RECOVERABLE RESERVES", "PROBABLE RESERVES" AND "RECOVERABLE RESOURCES" WHICH ARE INHERENTLY MORE UNCERTAIN THAN PROVED RESERVES. THESE TERMS ARE NOT USED IN OUR FILINGS WITH THE SEC. OUR RESERVES AND RELATED PERFORMANCE MEASURES REPRESENT OUR WORKING INTEREST BEFORE ROYALTIES, UNLESS OTHERWISE INDICATED. PLEASE REFER TO OUR ANNUAL REPORT ON FORM 10-K AVAILABLE FROM US OR THE SEC FOR FURTHER RESERVE DISCLOSURE.

IN ADDITION, UNDER SEC REGULATIONS, THE SYNCRUDE OIL SANDS OPERATIONS ARE CONSIDERED MINING ACTIVITIES RATHER THAN OIL AND GAS ACTIVITIES. PRODUCTION, RESERVES AND RELATED MEASURES IN THIS RELEASE INCLUDE RESULTS FROM THE COMPANY'S SHARE OF SYNCRUDE.

CAUTIONARY NOTE TO CANADIAN INVESTORS - NEXEN IS REQUIRED TO DISCLOSE OIL AND GAS ACTIVITIES UNDER NATIONAL INSTRUMENT 51-101-- STANDARDS OF DISCLOSURE FOR OIL AND GAS ACTIVITIES (NI 51-101). HOWEVER, THE CANADIAN SECURITIES REGULATORY AUTHORITIES (CSA) HAVE GRANTED US EXEMPTIONS FROM CERTAIN PROVISIONS OF NI 51-101 TO PERMIT US STYLE DISCLOSURE. THESE EXEMPTIONS WERE SOUGHT BECAUSE WE ARE A US SECURITIES AND EXCHANGE COMMISSION (SEC) REGISTRANT AND OUR SECURITIES REGULATORY DISCLOSURES, INCLUDING FORM 10-K AND OTHER RELATED FORMS, MUST COMPLY WITH SEC REQUIREMENTS. OUR DISCLOSURES MAY DIFFER FROM THOSE CANADIAN COMPANIES WHO HAVE NOT RECEIVED SIMILAR EXEMPTIONS UNDER NI 51-101.

PLEASE READ THE "SPECIAL NOTE TO CANADIAN INVESTORS" IN ITEM 7A IN OUR 2004 ANNUAL REPORT ON FORM 10-K, FOR A SUMMARY OF THE EXEMPTION GRANTED BY THE CSA AND THE MAJOR DIFFERENCES BETWEEN SEC REQUIREMENTS AND NI 51-101. THE SUMMARY IS NOT INTENDED TO BE ALL-INCLUSIVE OR TO CONVEY SPECIFIC ADVICE. RESERVE ESTIMATION IS HIGHLY TECHNICAL AND REQUIRES PROFESSIONAL COLLABORATION AND JUDGMENT. THE DIFFERENCES BETWEEN SEC REQUIREMENTS AND NI 51-101 MAY BE MATERIAL.

OUR   PROBABLE   RESERVES   DISCLOSURE   APPLIES   THE   SOCIETY  OF   PETROLEUM
ENGINEERS/WORLD PETROLEUM COUNCIL (SPE/WPC) DEFINITION FOR PROBABLE RESERVES. THE CANADIAN OIL AND GAS EVALUATION HANDBOOK STATES THERE SHOULD NOT BE A
SIGNIFICANT DIFFERENCE IN ESTIMATED PROBABLE RESERVE QUANTITIES USING THE SPE/WPC DEFINITION VERSUS NI 51-101.

IN THIS PRESS RELEASE, WE REFER TO OIL AND GAS IN COMMON UNITS CALLED BARREL OF OIL EQUIVALENT (BOE). A BOE IS DERIVED BY CONVERTING SIX THOUSAND CUBIC FEET OF GAS TO ONE BARREL OF OIL (6MCF:1BBL). THIS CONVERSION MAY BE MISLEADING, PARTICULARLY IF USED IN ISOLATION, SINCE THE 6MCF:1BBL RATIO IS BASED ON AN ENERGY EQUIVALENCY AT THE BURNER TIP AND DOES NOT REPRESENT THE VALUE EQUIVALENCY AT THE WELL HEAD.

NEXEN INC.
FINANCIAL HIGHLIGHTS
                                                            Three Months              Twelve Months
                                                          Ended December 31         Ended December 31
(Cdn$ millions)                                              2005      2004           2005       2004
------------------------------------------------------------------------------------------------------
Net Sales (1)                                              1,073        892          4,086     3,251
Cash Flow from Operations (1)                                772        592          2,403     1,942
     Per Common Share ($/share)                             2.96       2.29           9.23      7.55
Net Income (1)                                               300        246          1,152       793
     Per Common Share ($/share)                             1.15       0.95           4.43      3.08
Capital Expenditures                                         731        668          2,691     1,754
Business Acquisitions Net of Cash Acquired                     -      2,583              -     2,583
Net Debt (2)                                               3,641      4,219          3,641     4,219
Common Shares Outstanding (millions of shares)             261.1      258.4          261.1     258.4
                                                        --------------------      --------------------

(1) Includes discontinued operations as discussed in Note 15 to our Unaudited Consolidated Financial Statements.
(2)  Net Debt is defined as long-term debt less working capital.

CASH FLOW FROM OPERATIONS (1)
                                                             Three Months             Twelve Months
                                                           Ended December 31        Ended December 31
(Cdn$ millions)                                               2005      2004          2005       2004
------------------------------------------------------------------------------------------------------
Cash Flow from Operations
Oil & Gas and Syncrude
     Yemen (2)                                                236        151           929       581
     Canada (3)                                                88        115           397       426
     United States                                            164        201           667       700
     United Kingdom                                           117         30           284        30
     Other Countries (3)                                       10         12            48        57
     Marketing                                                186         71           138       100
     Syncrude                                                  54         38           223       183
                                                         ---------------------------------------------
                                                              855        618         2,686     2,077
Chemicals                                                      25         21            95        82
                                                         ---------------------------------------------
                                                              880        639         2,781     2,159
Interest and Other Corporate Items                            (98)       (47)         (335)     (196)
Income Taxes (4)                                              (10)         -           (43)      (21)
                                                         ---------------------------------------------
Cash Flow from Operations (1)                                 772        592         2,403     1,942
                                                         =============================================

(1) Defined as cash generated from operating activities before changes in non-cash working capital and other. We evaluate our performance and that of our business segments based on earnings and cash flow from operations. Cash flow from operations is a non-GAAP term that represents cash generated from operating activities before changes in non-cash working capital and other. We consider it a key measure as it demonstrates our ability and the ability of our business segments to generate the cash flow necessary to fund future growth through capital investment and repay debt. Cash flow from operations may not be comparable with the calculation of similar measures for other companies.

                                                                 Three Months         Twelve Months
                                                              Ended December 31     Ended December 31
(Cdn$ millions)                                               2005         2004       2005       2004
------------------------------------------------------------------------------------------------------
Cash Flow from Operating Activities                            468           390     2,143      1,606
Changes in Non-Cash Working Capital                            315            23       195        122
Other                                                            6           179       133        214
Amortization of Premium for Crude Oil Put Options              (17)            -       (68)         -
                                                         ---------------------------------------------
Cash Flow from Operations                                      772           592     2,403      1,942
                                                         =============================================
Weighted-average Number of Common Shares Outstanding
(millions of shares)                                         261.0         258.3     260.4      257.3
                                                         ---------------------------------------------
Cash Flow from Operations Per Common Share ($/share)          2.96          2.29      9.23       7.55
                                                         =============================================

(2) After in-country cash taxes of $74 million for the three months ended December 31, 2005 (2004 - $59 million) and $296 million for the year ended December 31, 2005 (2004 - $227 million).
(3) Includes discontinued operations as discussed in Note 15 to our Unaudited Consolidated Financial Statements.
(4)  Excludes in-country cash taxes in Yemen.

NEXEN INC.
PRODUCTION VOLUMES (BEFORE ROYALTIES) (1)

                                                              Three Months            Twelve Months
                                                            Ended December 31       Ended December 31
                                                              2005      2004          2005       2004
------------------------------------------------------------------------------------------------------
Crude Oil and NGLs (mbbls/d)
     Yemen                                                   107.7     105.8         112.7      107.3
     Canada (2)                                               21.7      35.5          29.2       36.2
     United States                                            18.9      34.4          22.2       30.0
     United Kingdom                                           16.2       6.0          12.6        1.5
     Australia (3)                                               -       1.8           -          2.7
     Other Countries                                           5.4       5.8           5.6        5.3
   Syncrude (4) (mbbls/d)                                     16.3      16.4          15.5       17.2
                                                         ---------------------------------------------
                                                             186.2     205.7         197.8      200.2
                                                         ---------------------------------------------
Natural Gas (mmcf/d)
     Canada (2)                                                102       147           124        146
     United States                                              98       147           116        148
     United Kingdom                                             33        11            23          3
                                                         ---------------------------------------------
                                                               233       305           263        297
                                                         ---------------------------------------------

Total Production (mboe/d)                                      225       256           242        250
                                                         =============================================

PRODUCTION VOLUMES (AFTER ROYALTIES)

                                                            Three Months             Twelve Months
                                                           Ended December 31        Ended December 31
                                                             2005      2004          2005       2004
-----------------------------------------------------------------------------------------------------
Crude Oil and NGLs (mbbls/d)
     Yemen                                                   59.9      55.1          60.6       53.5
     Canada (2)                                              16.8      28.3          22.6       28.2
     United States                                           16.7      30.6          19.6       26.5
     United Kingdom                                          16.2       6.0          12.6        1.5
     Australia (3)                                              -       1.4             -        2.5
     Other Countries                                          5.0       5.2           5.1        4.7
   Syncrude (4) (mbbls/d)                                    16.2      14.6          15.3       16.6
                                                         --------------------------------------------
                                                            130.8     141.2         135.8      133.5
                                                         --------------------------------------------
Natural Gas (mmcf/d)
     Canada (2)                                                87       117           101        115
     United States                                             83       125            99        126
     United Kingdom                                            33        11            23          3
                                                         --------------------------------------------
                                                              203       253           223        244
                                                         --------------------------------------------

Total Production (mboe/d)                                     165       183           173        174
                                                         ============================================

Notes:
(1) We have presented production volumes before royalties as we measure our performance on this basis consistent with other Canadian oil and gas companies.
(2) Includes the following production from discontinued operations as discussed in Note 15 to our Unaudited Consolidated Financial Statements.

                                                                Three Months              Twelve Months
                                                              Ended December 31         Ended December 31
                                                               2005        2004          2005        2004
----------------------------------------------------------------------------------------------------------
Before Royalties
  Oil and Liquids (mbbls/d)                                      -         12.9           6.7        11.7
  Natural Gas (mmcf/d)                                           -           45            24          47
After Royalties
  Oil and Liquids (mbbls/d)                                      -         10.2           5.3         9.0
  Natural Gas (mmcf/d)                                           -           31            17          33
                                                          ------------------------------------------------

(3) Comprises production from discontinued operations. See Note 15 to our Unaudited Consolidated Financial Statements.
(4)  Considered a mining operation for US reporting purposes.

NEXEN INC.
OIL AND GAS PRICES AND CASH NETBACK (1)

                                                                         TOTAL                                              TOTAL
                                             Quarters - 2005              YEAR               Quarters - 2004                 YEAR
----------------------------------------------------------------------------------------------------------------------------------
(all dollar amounts in Cdn$
unless noted)                        1st       2nd       3rd      4th     2005       1st        2nd       3rd       4th      2004
----------------------------------------------------------------------------------------------------------------------------------
PRICES:
WTI Crude Oil (US$/bbl)            49.85     53.17     63.52    59.78    56.58     35.15      38.32     43.88     48.28     41.40
Nexen Average - Oil (Cdn$/bbl)     51.33     55.45     68.99    60.89    58.98     40.22      44.75     50.98     47.98     45.90
NYMEX Natural Gas (US$/mmbtu)       6.48      6.95      9.69    12.86     8.99      5.73       6.16      5.56      7.30      6.19
Nexen Average - Gas (Cdn$/mcf)      6.98      7.39      9.68    12.18     8.89      6.63       7.17      6.55      7.02      6.85
----------------------------------------------------------------------------------------------------------------------------------

NETBACKS:
CANADA - LIGHT OIL AND NGLS
Sales (mbbls/d)                     11.5      12.0       4.7        -      7.1      12.4       13.6      12.0      11.5      12.4

Price Received ($/bbl)             55.37     58.06     67.04        -    58.55     41.31      46.37     51.82     51.47     47.64
Royalties & Other                  12.08     10.98     14.75        -    12.69      9.41      10.60     12.30     10.10     10.60
Operating Costs                     9.77      6.29      6.45        -     7.97      9.09       6.52      6.22      6.27      7.03
----------------------------------------------------------------------------------------------------------------------------------
Netback                            33.52     40.79     45.84        -    37.89     22.81      29.25     33.30     35.10     30.01
----------------------------------------------------------------------------------------------------------------------------------
CANADA - HEAVY OIL
Sales (mbbls/d)                     22.7      22.1      21.2     21.1     21.8      23.7       22.9      23.0      23.4      23.2

Price Received ($/bbl)             26.15     30.87     47.53    34.41    34.62     27.92      30.12     36.75     28.15     30.71
Royalties & Other                   6.05      8.47     11.80     7.96     8.17      6.00       6.73      8.77      5.65      6.78
Operating Costs                    10.55     10.86     11.42    12.55    10.40      9.98      10.44     10.05     10.70     10.29
----------------------------------------------------------------------------------------------------------------------------------
Netback                             9.55     11.54     24.31    13.90    16.05     11.94      12.95     17.93     11.80     13.64
----------------------------------------------------------------------------------------------------------------------------------
CANADA - TOTAL OIL
Sales (mbbls/d)                     34.2      34.1      25.9     21.1     28.9      36.1       36.5      35.0      34.9      35.6

Price Received ($/bbl)             35.99     40.47     51.05    34.41    40.51     32.51      36.18     41.94     35.83     36.60
Royalties & Other                   8.12      9.39     12.39     7.96     9.28      7.21       8.19     10.03      7.02      8.11
Operating Costs                    10.29      9.25     10.53    12.55     9.80      9.68       8.98      8.73      9.24      9.16
----------------------------------------------------------------------------------------------------------------------------------
Netback                            17.58     21.83     28.13    13.90    21.43     15.62      19.01     23.18     19.57     19.33
----------------------------------------------------------------------------------------------------------------------------------
CANADA - NATURAL GAS
Sales (mmcf/d)                       143       141       111      102      124       149        145       141       147       146

Price Received ($/mcf)              5.80      6.30      8.19    10.75     7.51      5.59       5.97      5.43      6.02      5.76
Royalties & Other                   1.17      1.21      1.26     1.63     1.33      1.10       1.11      1.04      0.95      1.06
Operating Costs                     0.71      0.74      0.80     1.21     1.00      0.59       0.69      0.83      0.65      0.69
----------------------------------------------------------------------------------------------------------------------------------
Netback                             3.92      4.35      6.13     7.91     5.18      3.90       4.17      3.56      4.42      4.01
----------------------------------------------------------------------------------------------------------------------------------
YEMEN
Sales (mbbls/d)                    115.0     112.6     116.8    108.3    113.2     115.3      105.6     101.5     104.0     106.6

Price Received ($/bbl)             54.38     58.08     72.04    63.39    62.07     41.88      45.88     53.80     49.52     47.59
Royalties & Other                  27.08     26.30     33.20    28.06    28.71     22.10      22.53     27.40     24.15     23.98
Operating Costs                     3.33      3.72      3.46     4.03     3.63      2.72       2.55      2.91      3.04      2.80
In-country Taxes                    5.67      6.91      8.61     7.47     7.17      4.41       5.88      6.97      6.17      5.82
----------------------------------------------------------------------------------------------------------------------------------
Netback                            18.30     21.15     26.77    23.83    22.56     12.65      14.92     16.52     16.16     14.99
----------------------------------------------------------------------------------------------------------------------------------
SYNCRUDE
Sales (mbbls/d)                     11.4      16.9      17.2     16.3     15.5      18.3       16.6      17.6      16.4      17.2

Price Received ($/bbl)             65.15     66.93     78.93    70.79    71.00     45.54      52.46     55.58     58.16     52.80
Royalties & Other                   0.65      0.65      0.78     0.72     0.71      0.45       0.52      0.55      6.08      1.84
Operating Costs                    39.91     20.76     23.22    28.36    26.95     17.41      20.01     18.87     23.58     19.89
----------------------------------------------------------------------------------------------------------------------------------
Netback                            24.59     45.52     54.93    41.71    43.34     27.68      31.93     36.16     28.50     31.07
----------------------------------------------------------------------------------------------------------------------------------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
OIL AND GAS CASH NETBACK (1) (CONTINUED)

                                                                          TOTAL                                             TOTAL
                                             Quarters - 2005               YEAR               Quarters - 2004               YEAR
----------------------------------------------------------------------------------------------------------------------------------
(all dollar amounts in Cdn$
unless noted)                       1st       2nd       3rd       4th      2005       1st        2nd       3rd       4th     2004
----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES
Crude Oil:
   Sales (mbbls/d)                 28.5      23.0      18.4      18.9      22.2      26.5       25.7      32.9      34.4     30.0
   Price Received ($/bbl)         50.90     54.96     68.30     60.32     57.63     38.99      46.31     49.90     49.44    46.60
Natural Gas:
   Sales (mmcf/d)                   127       120       122        98       116       167        134       144       147      148
   Price Received ($/mcf)          8.32      9.01     11.57     13.95     10.56      7.63       8.47      7.64      7.93     7.89
Total Sales Volume (mboe/d)        49.6      43.0      38.7      35.2      41.6      54.4       48.0      56.9      58.8     54.5

Price Received ($/boe)            50.48     54.54     68.91     71.14     60.26     42.47      48.38     48.19     48.67    46.94
Royalties & Other                  6.48      7.31      9.60      9.47      8.06      5.90       6.98      6.22      6.16     6.29
Operating Costs                    4.91      5.70      6.95      8.47      6.35      4.13       4.84      7.60      4.52     5.30
----------------------------------------------------------------------------------------------------------------------------------
Netback                           39.09     41.53     52.36     53.20     45.85     32.44      36.56     34.37     37.99    35.35
----------------------------------------------------------------------------------------------------------------------------------
AUSTRALIA
Sales (mbbls/d)                       -         -         -         -         -       7.5        4.8         -       5.1      4.3

Price Received ($/bbl)                -         -         -         -         -     42.60      49.84         -     63.78    51.22
Royalties & Other                     -         -         -         -         -      2.11       2.28         -      7.42     4.00
Operating Costs                       -         -         -         -         -     22.88      34.28         -     46.38    32.94
----------------------------------------------------------------------------------------------------------------------------------
Netback                               -         -         -         -         -     17.61      13.28         -      9.98    14.28
----------------------------------------------------------------------------------------------------------------------------------
UNITED KINGDOM
Crude Oil:
   Sales (mbbls/d)                 17.5      11.7      10.4      15.6      13.8         -          -         -       6.3      1.6
   Price Received ($/bbl)         54.53     59.02     65.87     64.75     60.55         -          -         -     46.81    46.81
Natural Gas:
   Sales (mmcf/d)                    26        15        13        30        21         -          -         -        11        3
   Price Received ($/mcf)          6.92      5.45      4.84     11.26      7.86         -          -         -      8.28     8.28
Total Sales Volume (mboe/d)        21.9      14.3      12.6      20.6      17.3         -          -         -       8.1      2.1

Price Received ($/boe)            51.92     54.31     59.39     65.42     57.83         -          -         -     47.45    47.45
Royalties & Other                     -         -         -         -         -         -          -         -         -        -
Operating Costs                   12.59     21.69     19.30      9.95     14.90         -          -         -      8.26     8.26
----------------------------------------------------------------------------------------------------------------------------------
Netback                           39.33     32.62     40.09     55.47     42.93         -          -         -     39.19    39.19
----------------------------------------------------------------------------------------------------------------------------------
OTHER COUNTRIES
Sales (mbbls/d)                     5.6       6.2       5.3       6.3       5.9       4.1        5.8       5.0       5.4      5.1

Price Received ($/bbl)            46.63     53.70     65.82     72.75     59.96     37.07      44.75     46.22     42.95    43.07
Royalties & Other                  3.68      6.01      5.07      5.96      5.23      1.73       4.94      3.46      3.33     3.49
Operating Costs                    2.32      9.27      3.20      7.03      5.55      2.70       6.28      2.93      2.65     3.76
----------------------------------------------------------------------------------------------------------------------------------
Netback                           40.63     38.42     57.55     59.76     49.18     32.64      33.53     39.83     36.97    35.82
----------------------------------------------------------------------------------------------------------------------------------
COMPANY-WIDE
Oil and Gas Sales (mboe/d)        261.6     250.4     235.2     225.2     243.0     260.5      241.5     239.5     257.2    249.7

Price Received ($/boe)            49.55     53.45     67.09     62.97     57.97     40.11      44.41     48.66     46.82    44.94
Royalties & Other                 14.94     15.22     20.21     16.66     16.70     12.76      13.34     15.30     13.29    13.65
Operating Costs                    6.94      7.18      7.21      8.18      7.36      5.67       6.06      6.25      6.63     6.15
In-country Taxes                   2.49      3.10      4.28      3.59      3.34      1.95       2.57      2.96      2.49     2.48
----------------------------------------------------------------------------------------------------------------------------------
Netback                           25.18     27.95     35.39     34.54     30.57     19.73      22.44     24.15     24.41    22.66
----------------------------------------------------------------------------------------------------------------------------------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31
Cdn$ millions, except per share amounts

                                                                     Three Months                Twelve Months
                                                                   Ended December 31           Ended December 31
                                                                   2005         2004           2005         2004
-----------------------------------------------------------------------------------------------------------------
REVENUES
    Net Sales                                                     1,073          805          3,932        2,944
    Marketing and Other (Note 14)                                   372          286            702          713
    Gain on Dilution of Interest in Chemicals
        Business (Note 2)                                             -            -            193            -
                                                              ---------------------------------------------------
                                                                  1,445        1,091          4,827        3,657
                                                              ---------------------------------------------------
EXPENSES
    Operating                                                       243          188            893          722
    Depreciation, Depletion, Amortization and Impairment            304          194          1,052          674
    Transportation and Other                                        226          161            796          549
    General and Administrative                                      145           52            792          299
    Exploration                                                      86          136            250          243
    Interest (Note 7)                                                13           25             97          143
                                                              ---------------------------------------------------
                                                                  1,017          756          3,880        2,630
                                                              ---------------------------------------------------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES               428          335            947        1,027
                                                              ---------------------------------------------------

PROVISION FOR INCOME TAXES
    Current                                                          84           59            339          248
    Future                                                           41           50           (100)          69
                                                              ---------------------------------------------------
                                                                    125          109            239          317
                                                              ---------------------------------------------------

NET INCOME FROM CONTINUING OPERATIONS
   BEFORE NON-CONTROLLING INTERESTS                                 303          226            708          710

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTERESTS                  3            -              8            -
                                                              ---------------------------------------------------

NET INCOME FROM CONTINUING OPERATIONS                               300          226            700          710
    Net Income from Discontinued Operations (Note 15)                 -           20            452           83
                                                              ---------------------------------------------------

NET INCOME                                                          300          246          1,152          793
                                                              ===================================================

EARNINGS PER COMMON SHARE FROM CONTINUING
OPERATIONS ($/share)
    Basic (Note 12)                                                1.15         0.87           2.69         2.76
                                                              ===================================================

    Diluted (Note 12)                                              1.12         0.86           2.63         2.72
                                                              ===================================================

EARNINGS PER COMMON SHARE ($/share)
    Basic (Note 12)                                                1.15         0.95           4.43         3.08
                                                              ===================================================

    Diluted (Note 12)                                              1.12         0.94           4.33         3.04
                                                              ===================================================

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED BALANCE SHEET
Cdn$ millions, except share amounts

                                                                         December 31     December 31
                                                                                2005            2004
------------------------------------------------------------------------------------------------------
ASSETS
    CURRENT ASSETS
      Cash and Cash Equivalents                                                   48              73
      Restricted Cash                                                             70               -
      Accounts Receivable (Note 3)                                             3,151           2,100
      Inventories and Supplies (Note 4)                                          504             351
      Assets of Discontinued Operations (Note 15)                                  -              38
      Other                                                                       51              41
                                                                       -------------------------------
         Total Current Assets                                                  3,824           2,603
                                                                       -------------------------------

    PROPERTY, PLANT AND EQUIPMENT (Note 6)
      Net of Accumulated Depreciation, Depletion, Amortization
         and Impairment of $5,468 (December 31, 2004 - $4,924)                 9,594           8,203
    GOODWILL                                                                     364             375
    FUTURE INCOME TAX ASSETS                                                     410             333
    DEFERRED CHARGES AND OTHER ASSETS (Note 5)                                   398             429
    ASSETS OF DISCONTINUED OPERATIONS (Note 15)                                    -             440
                                                                       -------------------------------

                                                                              14,590          12,383
                                                                       ===============================
LIABILITIES AND SHAREHOLDERS' EQUITY
    CURRENT LIABILITIES
      Short-Term Borrowings (Note 7)                                               -             100
      Accounts Payable and Accrued Liabilities                                 3,710           2,377
      Accrued Interest Payable                                                    55              34
      Dividends Payable                                                           13              13
      Liabilities of Discontinued Operations (Note 15)                             -              39
                                                                       -------------------------------
         Total Current Liabilities                                             3,778           2,563
                                                                       -------------------------------

    LONG-TERM DEBT (Note 7)                                                    3,687           4,259
    FUTURE INCOME TAX LIABILITIES                                              1,960           2,023
    ASSET RETIREMENT OBLIGATIONS (Note 8)                                        590             399
    DEFERRED CREDITS AND OTHER LIABILITIES (Note 9)                              479             142
    LIABILITIES OF DISCONTINUED OPERATIONS (Note 15)                               -             130
    NON-CONTROLLING INTERESTS (Note 2)                                            88               -
    SHAREHOLDERS' EQUITY (Note 11)
      Common Shares, no par value
        Authorized:        Unlimited
        Outstanding:       2005 - 261,140,571 shares
                           2004 - 258,399,166 shares                             732             637
      Contributed Surplus                                                          2               -
      Retained Earnings                                                        3,435           2,335
      Cumulative Foreign Currency Translation Adjustment                        (161)           (105)
                                                                       -------------------------------
         Total Shareholders' Equity                                            4,008           2,867
                                                                       -------------------------------

COMMITMENTS, CONTINGENCIES AND GUARANTEES (Note 16)
                                                                              14,590          12,383
                                                                       ===============================

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31
Cdn$ millions

                                                                              Three Months               Twelve Months
                                                                            Ended December 31          Ended December 31
                                                                            2005         2004          2005          2004
--------------------------------------------------------------------------------------------------------------------------
 OPERATING ACTIVITIES
    Net Income from Continuing Operations                                    300          226           700           710
    Net Income from Discontinued Operations                                    -           20           452            83
    Charges and Credits to Income not Involving Cash (Note 13)               403          210         1,069           906
    Exploration Expense                                                       86          136           250           243
    Changes in Non-Cash Working Capital (Note 13)                           (315)         (23)         (195)         (122)
    Other                                                                     (6)        (179)         (133)         (214)
                                                                       ---------------------------------------------------
                                                                             468          390         2,143         1,606

FINANCING ACTIVITIES
    Proceeds from (Repayment of) Term Credit Facilities, Net                   1           83           (66)           83
    Proceeds from Long-Term Debt (Note 7)                                      -        1,779         1,253         1,779
    Repayment of Long-Term Debt (Note 7)                                       -            -        (1,818)         (300)
    Proceeds from (Repayment of) Short-Term Borrowings, Net                    -          101           (99)          101
    Redemption of Preferred Securities                                         -            -             -          (289)
    Dividends on Common Shares                                               (13)         (13)          (52)          (52)
    Issue of Common Shares                                                     7            8            58           124
    Net Proceeds from Canexus Initial Public Offering (Note 2)                 -            -           301             -
    Proceeds from Term Credit Facilities of Canexus, Net
        (Notes 2 and 7)                                                        3            -           176             -
    Other                                                                      8          (20)          (27)          (20)
                                                                       ---------------------------------------------------
                                                                               6        1,938          (274)        1,426

INVESTING ACTIVITIES
    Business Acquisition, Net of Cash Acquired                                 -       (2,583)            -        (2,583)
    Capital Expenditures
      Exploration and Development                                           (694)        (619)       (2,564)       (1,582)
      Proved Property Acquisitions                                             -           (4)          (20)           (4)
      Chemicals, Corporate and Other                                         (21)         (26)          (54)          (95)
    Proceeds on Disposition of Assets                                          -           24           911            34
    Changes in Non-Cash Working Capital (Note 13)                              -          137           (54)          244
    Changes in Restricted Cash                                               140            -           (70)            -
    Other                                                                    (20)          (7)          (13)          (27)
                                                                       ---------------------------------------------------
                                                                            (595)      (3,078)       (1,864)       (4,013)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS                 (31)         (43)          (30)          (33)
                                                                       ---------------------------------------------------

DECREASE IN CASH AND CASH EQUIVALENTS                                       (152)        (793)          (25)       (1,014)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                              200          866            73         1,087
                                                                       ---------------------------------------------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                     48           73            48            73
                                                                       ===================================================

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004
Cdn$ millions

                                                                                        2005            2004
--------------------------------------------------------------------------------------------------------------
COMMON SHARES
    Balance at Beginning of Year                                                         637             513
    Exercise of Stock Options                                                             29              93
    Issue of Common Shares                                                                29              31
    Previously Recognized Liability Relating to Stock Options Exercised                   37               -
                                                                                ------------------------------
    Balance at End of Year                                                               732             637
                                                                                ============= ================

CONTRIBUTED SURPLUS
    Balance at Beginning of Year                                                           -               1
    Stock Based Compensation Expense                                                       2               2
    Modification of Stock Option Plan to Tandem Option Plan                                -              (3)
                                                                                ------------- ----------------
    Balance at End of Year                                                                 2               -
                                                                                ============= ================

RETAINED EARNINGS
    Balance at Beginning of Year                                                       2,335           1,594
    Net Income                                                                         1,152             793
    Dividends on Common Shares                                                           (52)            (52)
                                                                                ------------- ----------------
    Balance at End of Year                                                             3,435           2,335
                                                                                ============= ================

CUMULATIVE FOREIGN CURRENCY TRANSLATION ADJUSTMENT
    Balance at Beginning of Year                                                        (105)            (33)
    Translation Adjustment, Net of Income Taxes                                          (56)            (72)
                                                                                ------------- ----------------
    Balance at End of Year                                                              (161)           (105)
                                                                                ============= ================


SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Cdn$ millions except as noted

1.   ACCOUNTING POLICIES

The Unaudited Consolidated Financial Statements are prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP). The consolidated financial statements include the assets and liabilities of Canexus (see Note 2) with an adjustment made for non-controlling interests. In the opinion of management, the Unaudited Consolidated Financial Statements contain all adjustments of a normal and recurring nature necessary to present fairly Nexen Inc.'s (Nexen, we or our) financial position at December 31, 2005 and the results of our operations and our cash flows for the three and twelve months ended December 31, 2005 and 2004.

Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Unaudited Consolidated Financial Statements, and revenues and expenses during the reporting period. Our management reviews these estimates, including those related to accruals, litigation, asset retirement obligations, income taxes and determination of proved reserves, on an ongoing basis. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates.

These Unaudited Consolidated Financial Statements do not conform in all respects with the requirements for annual financial statements and therefore should be read in conjunction with our Audited Consolidated Financial Statements included in our 2004 Annual Report on Form 10-K. The accounting policies we follow are described in Note 1 of the Audited Consolidated Financial Statements included in our 2004 Annual Report on Form 10-K.


CHANGES IN ACCOUNTING PRINCIPLES

FINANCIAL INSTRUMENTS

In the fourth quarter of 2004, we retroactively adopted the changes to Canadian Institute of Chartered Accountants (CICA) standard S.3860, FINANCIAL INSTRUMENTS. These changes require that fixed-amount contractual obligations that can be settled by issuing a variable number of equity instruments be classified as a liability. Our US-dollar denominated preferred and subordinated securities have these characteristics and accordingly have been reclassified as long-term debt. Dividends and interest on these securities have been included in interest expense and issue costs previously charged to retained earnings have been amortized over the life of the securities. Unamortized issue costs have been expensed on the redemption of the preferred securities in 2004. Foreign exchange gains or losses from translation of the US-dollar denominated preferred and subordinated securities have been included as cumulative foreign currency translation adjustments. The change was adopted retroactively and all prior periods presented have been restated. This change in accounting principle has no effect on our Unaudited Consolidated Financial Statements for the three and twelve months ended December 31, 2005.


GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

In 2004, we adopted CICA standard S.1100, GENERALLY ACCEPTED ACCOUNTING PRINCIPLES which eliminated general industry practice in Canada as a component of GAAP. Our accounting policy is to include geological and geophysical costs as operating cash outflows in our Unaudited Consolidated Statement of Cash Flows. For previous years, we included geological and geophysical costs as investing cash outflows consistent with industry practice in Canada. In our Unaudited Consolidated Statement of Cash Flows for the three months ended December 31, 2005, we included $16 million (2004 - $19 million) and for the twelve months ended December 31, 2005, we included $53 million (2004 - $73 million) of geological and geophysical costs as other operating cash outflows. This change in accounting policy was adopted prospectively.


RECLASSIFICATION

Certain comparative figures have been reclassified to ensure consistency with current period presentation.

2.   CANEXUS INCOME FUND

In June 2005, our board of directors approved a plan to monetize our chemicals operations through the creation of an income trust and the issuance of trust units in an initial public offering. This initial public offering closed on August 18, 2005 with Canexus Income Fund (Canexus) issuing 30 million units at a price of $10 per unit for gross proceeds of $300 million ($284 million, net of underwriters' commissions).

Concurrent with the closing of the offering, Canexus acquired a 36.5% interest in Canexus Limited Partnership (Canexus LP) using the net proceeds from the initial public offering. Canexus LP acquired Nexen's chemicals business for approximately $1 billion, comprised of the net proceeds from Canexus' initial public offering and $200 million (US$167 million) of bank debt, plus the issuance of 52.3 million exchangeable limited partnership units (Exchangeable LP Units) of Canexus LP. At that time, the Exchangeable LP Units held by Nexen represented a 63.5% interest in Canexus LP.

The Exchangeable LP Units held by Nexen are exchangeable on a one for one basis for trust units of Canexus. As a result, the Exchangeable LP Units owned by Nexen were exchangeable into 52.3 million trust units which represented 63.5% of the outstanding trust units of Canexus assuming exchange of the Exchangeable LP Units.

On September 16, 2005, the underwriters of the initial public offering exercised a portion of their over-allotment option to purchase 1.75 million trust units at $10 per unit for gross proceeds of $18 million ($17 million, net of underwriters' commissions). As a result, Nexen exchanged 1.75 million of its Exchangeable LP Units for $17 million in net proceeds. After this exchange, Nexen has a 61.4% interest in Canexus LP represented by 50.5 million Exchangeable LP Units. The initial public offering, together with the exercise of the over-allotment, resulted in total net proceeds to Nexen of $301 million.

These transactions diluted our interest in our chemicals operations. As a result of this dilution, we recorded a gain of $193 million during the third quarter.

We have the right to nominate a majority of the members of the board of Canexus Limited, the corporation with responsibility for the strategic management and operational decisions of Canexus and Canexus LP. Nexen has currently nominated two representatives to the ten-member board of Canexus Limited. Since we have retained effective control of our chemicals business, the results, assets and liabilities of this business have been included in these financial statements. The non-Nexen ownership interests in our chemicals business are shown as non-controlling interests.

3.   ACCOUNTS RECEIVABLE

                                                              December 31      December 31
                                                                     2005             2004
--------------------------------------------------------------------------------------------
Trade
    Marketing                                                       2,400            1,452
    Oil and Gas                                                       614              557
    Chemicals and Other                                                48               57
                                                             -------------------------------
                                                                    3,062            2,066
Non-Trade                                                              96               49
                                                             -------------------------------
                                                                    3,158            2,115
Allowance for Doubtful Accounts                                        (7)             (15)
                                                             -------------------------------
Total                                                               3,151            2,100
                                                             ===============================

4.   INVENTORIES AND SUPPLIES

                                                              December 31      December 31
                                                                     2005             2004
--------------------------------------------------------------------------------------------
Finished Products
    Marketing                                                         320              199
    Oil and Gas                                                        11                6
    Chemicals and Other                                                15               13
                                                             -------------------------------
                                                                      346              218
Work in Process                                                         6                4
Field Supplies                                                        152              129
                                                             -------------------------------
Total                                                                 504              351
                                                             ===============================

5.   DEFERRED CHARGES AND OTHER ASSETS

                                                              December 31      December 31
                                                                     2005             2004
--------------------------------------------------------------------------------------------
Long-Term Marketing Derivative Contracts (Note 10)                    232               91
Deferred Financing Costs                                               63               67
Asset Retirement Remediation Fund (Note 8)                             14                -
Crude Oil Put Options                                                   4              200
Defined Benefit Pension Plan Asset                                      -               13
Other                                                                  85               58
                                                             -------------------------------
Total                                                                 398              429
                                                             ===============================

6.   SUSPENDED WELL COSTS

In the third quarter of 2005, we adopted staff position 19-1 (FSP 19-1) issued by the Financial Accounting Standards Board (FASB) on accounting for suspended well costs. FSP 19-1 amends FASB Statement No. 19, FINANCIAL ACCOUNTING AND REPORTING BY OIL AND GAS PRODUCING COMPANIES, for companies using the successful efforts method of accounting which required that capitalized exploratory well costs be expensed if related reserves could not be classified as proved within one year. FSP 19-1 provides that exploratory well costs should continue to be capitalized when a well has found a sufficient quantity of reserves to justify its completion as a producing well and sufficient progress is being made to assess the reserves and the economic and operating viability of the well. FSP 19-1 also requires certain disclosures with respect to capitalized exploratory well costs.

The following table sets out the changes in capitalized exploratory well costs during the twelve months ended December 31, 2005 and 2004, and does not include amounts that were initially capitalized and subsequently expensed in the same period.

                                                                           Twelve Months
                                                                         Ended December 31
                                                                       2005            2004
---------------------------------------------------------------------------------------------
Balance at Beginning of  Year                                           116              89
Additions to Capitalized Exploratory Well Costs Pending the
   Determination of Proved Reserves                                     174              51
Capitalized Exploratory Well Costs Charged to Expense                   (27)            (19)
Reclasses to Wells, Facilities and Equipment Based on
   Determination of Proved Reserves                                      (3)              -
Effects of Foreign Exchange                                              (8)             (5)
                                                                  ---------------------------
Balance at End of Year                                                  252             116
                                                                  ===========================

The following table provides an aging of capitalized exploratory well costs based on the date drilling was completed and shows the number of projects for which exploratory well costs have been capitalized for a period greater than one year since the completion of drilling.

                                                                  December 31      December 31
                                                                         2005             2004
-----------------------------------------------------------------------------------------------
Capitalized for a Period of One Year or Less                              165               53
Capitalized for a Period of Greater than One Year                          87               63
                                                                 ------------------------------
Balance at End of Year                                                    252              116
                                                                 ==============================

Number of Projects that have Exploratory Well Costs
    Capitalized for a Period Greater than One Year                          3                2
                                                                 ------------------------------

As at December 31, 2005, we have exploratory costs that have been capitalized for more than one year relating to our interest in an exploratory block, offshore Nigeria ($74 million), our interest in exploratory blocks in the Gulf of Mexico ($4 million) and coal bed methane exploratory activities in Canada ($9 million). Exploratory costs offshore Nigeria were first capitalized in 1998 and we have subsequently drilled a further seven successful wells on the block. The joint venture partners have finalized pre-development design studies and have submitted a field development plan for government approval. Drilling activity has resumed and an appraisal and exploration program is currently in progress. Once final regulatory approvals have been received and the project has been sanctioned, we will book proved reserves. We have capitalized costs related to successful wells drilled in 2004 and 2005 in the Gulf of Mexico, and in Canada we have capitalized exploratory costs relating to our coal bed methane projects. We are currently assessing all of these wells and projects and we are working with our partners to prepare development plans.

7.   LONG-TERM DEBT AND SHORT-TERM BORROWINGS

                                                                 December 31     December 31
                                                                        2005            2004
----------------------------------------------------------------------------------------------
Acquisition Credit Facilities (a)                                          -           1,806
Canexus LP Term Credit Facilities (US$147 million drawn) (b)             171               -
Term Credit Facilities (c)                                                 -              87
Debentures, due 2006 (1)                                                  93              93
Medium-Term Notes, due 2007                                              150             150
Medium-Term Notes, due 2008                                              125             125
Notes, due 2013 (US$500 million)                                         583             602
Notes, due 2015 (US$250 million) (d)                                     292               -
Notes, due 2028 (US$200 million)                                         233             241
Notes, due 2032 (US$500 million)                                         583             602
Notes, due 2035 (US$790 million) (e)                                     921               -
Subordinated Debentures, due 2043 (US$460 million)                       536             553
                                                                ------------------------------
                                                                       3,687           4,259
                                                                ==============================

Note:
(1) Includes $50 million of principal that was effectively converted through a currency exchange contract to US$37 million. Amounts due November 2006 have not been included in current liabilities as we expect to refinance this amount with our term credit facilities.

(a)  ACQUISITION CREDIT FACILITIES

During the third quarter, we repaid all amounts outstanding under our Acquisition Credit Facilities which were used to fund a portion of the purchase price for the acquisition of EnCana UK Limited in 2004. We replaced the US$500 million development facility associated with the Acquisition Credit Facilities with the renewal of our term credit facilities. During 2005, the weighted average interest rate on the Acquisition Credit Facilities was 3.9% (2004 - 3.2%).

(b)  CANEXUS LP TERM CREDIT FACILITIES

Canexus LP has $350 million of committed, secured, revolving term credit facilities which are available until 2009. At December 31, 2005, US$147 million ($171 million) was drawn on these facilities. Borrowings are available as Canadian bankers' acceptances, LIBOR-based loans, Canadian prime rate loans or US-dollar base rate loans. Interest is payable monthly at a floating rate. The term credit facilities are secured by a floating charge debenture over all of Canexus LP's assets and by certain guarantees, security interests and subordination agreements provided by certain affiliates of Canexus LP (which do not include Nexen). During 2005, the weighted average interest rate on the Canexus LP term credit facilities was 4.8%.

(c)  TERM CREDIT FACILITIES

We have committed, unsecured, term credit facilities of $2.4 billion which are available until 2010. The lenders have the option to extend the terms annually. Borrowings are available as Canadian bankers' acceptances, LIBOR-based loans, Canadian prime loans, US-dollar base rate loans or British pound call rate loans. Interest is payable monthly at a floating rate. During 2005, the weighted average interest rate was 4.4% (2004 - 3.2%). At December 31, 2005, $250 million of these facilities were utilized to support letters of credit.

(d)  NOTES, DUE 2015

In March 2005, we issued US$250 million of notes. Interest is payable semi-annually at a rate of 5.20% and the principal is to be repaid in March 2015. We may redeem part or all of the notes at any time. The redemption price will be the greater of par and an amount that provides the same yield as a US Treasury security having a term to maturity equal to the remaining term of the notes plus 0.15%.

(e)  NOTES, DUE 2035

In March 2005, we issued US$790 million of notes. Interest is payable semi-annually at a rate of 5.875% and the principal is to be repaid in March 2035. We may redeem part or all of the notes at any time. The redemption price will be the greater of par and an amount that provides the same yield as a US Treasury security having a term to maturity equal to the remaining term of the notes plus 0.2%.

(f)  INTEREST EXPENSE

                                                                  Three Months                 Twelve Months
                                                                Ended December 31            Ended December 31
                                                                2005         2004          2005             2004
-----------------------------------------------------------------------------------------------------------------
Long-Term Debt                                                   63            46           260             182
Other                                                             3             3            15              12
                                                          -------------------------------------------------------
                                                                 66            49           275             194
   Less: Capitalized                                            (53)          (24)         (178)            (51)
                                                          -------------------------------------------------------
Total                                                            13            25            97             143
                                                          =======================================================

Capitalized interest relates to and is included as part of the cost of our oil, gas and Syncrude properties, plant and equipment. The capitalization rates are based on our weighted-average cost of borrowings.

(g)  SHORT-TERM BORROWINGS

Nexen has uncommitted, unsecured credit facilities of approximately $732 million. No amounts were drawn under these facilities at December 31, 2005 (2004
- $100 million). We have utilized $468 million of these facilities to support letters of credit at December 31, 2005. Interest is payable at floating rates. During 2005, the weighted average interest rate on our short-term borrowings was 3.6% (2004 - 2.9%).

8.   ASSET RETIREMENT OBLIGATIONS

Changes in carrying amounts of the asset retirement obligations associated with our property, plant and equipment are as follows:

                                                                               December 31      December 31
                                                                                      2005             2004
------------------------------------------------------------------------------------------------------------
Balance at Beginning of Year                                                           468              323
    Obligations Assumed with Development Activities                                     72               12
    Obligations Assumed with Business Acquisition                                        -              134
    Obligations Discharged with Disposed Properties                                    (37)              (4)
    Expenditures Made on Asset Retirements                                             (34)             (31)
    Accretion                                                                           26               17
    Revisions to Estimates                                                             138               24
    Effects of Foreign Exchange                                                        (22)              (7)
                                                                             -------------------------------
Balance at End of Year 1, 2                                                            611              468
                                                                             ===============================

Notes:
(1) Obligations due within 12 months of $21 million (2004 - $47 million) have been included in accounts payable and accrued liabilities. Obligations related to discontinued operations of $22 million have been included with liabilities of discontinued operations at December 31, 2004.
(2) Obligations relating to our oil and gas activities amount to $564 million (2004 - $422 million) and obligations relating to our chemicals business amount to $47 million (2004 - $46 million).

Our total estimated undiscounted asset retirement obligations amount to $1,471 million. We have discounted the total estimated asset retirement obligations using a weighted-average, credit-adjusted risk-free rate of 5.7%. Approximately $88 million included in our asset retirement obligations will be settled over the next five years. The remaining obligations settle beyond five years and will be funded by future cash flows from our operations.

In connection with the sale of our chemicals business to Canexus LP, we have contributed $14 million to a remediation fund to be used for asset retirement obligations associated with the assets sold. This is included on our balance sheet as part of deferred charges and other assets.

We own interests in assets for which the fair value of the asset retirement obligations cannot be reasonably determined because the assets currently have an indeterminate life and we cannot determine when remediation activities would take place. These assets include our interest in Syncrude's upgrader and sulphur pile. The estimated future recoverable reserves at Syncrude are significant and given the long life of this asset, we are unable to determine when asset retirement activities would take place. Furthermore, the Syncrude plant can continue to run indefinitely with ongoing maintenance activities. The retirement obligations for these assets will be recorded in the first year in which the lives of the assets are determinable.

9.   DEFERRED CREDITS AND OTHER LIABILITIES

                                                                                                December 31     December 31
                                                                                                       2005            2004
------------------------------------------------------------------------------------------------------------ ---------------
Fixed Price Natural Gas Contracts (Note 10)                                                             128              -
Long-Term Marketing Derivative Contracts (Note 10)                                                      124             46
Deferred Transportation                                                                                  87             33
Stock Based Compensation Liability                                                                       53              -
Defined Benefit Pension Obligation                                                                       39             32
Other                                                                                                    48             31
                                                                                             --------------- ---------------
Total                                                                                                   479            142
                                                                                             =============== ===============

10.   DERIVATIVE INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

(a) CARRYING VALUE AND ESTIMATED FAIR VALUE OF DERIVATIVE AND FINANCIAL INSTRUMENTS

The carrying value, fair value, and unrecognized gains or losses on our outstanding derivatives and long-term financial assets and liabilities are:

Cdn$ millions                                               DECEMBER 31, 2005                      DECEMBER 31, 2004
------------------------------------------------------------------------------------------------------------------------------
                                                  Carrying      Fair    Unrecognized      Carrying      Fair    Unrecognized
                                                     Value     Value      Gain/(Loss)        Value     Value      Gain/(loss)
                                                 ------------------------------------    -------------------------------------
Commodity Price Risk
    Non-Trading Activities
      Crude Oil Put Options                              4         4               -           200       200               -
      Fixed Price Natural Gas Contracts               (175)     (175)              -             -       (98)            (98)
      Natural Gas Swaps                                 29        29               -             -         -               -

    Trading Activities
      Crude Oil and Natural Gas                        161       161               -            83        83               -
      Future Sale of Gas Inventory                       -       (35)            (35)            -         6               6

Foreign Currency Risk
    Non-Trading Activities                              14        14               -             7         7               -
    Trading Activities                                   8         8               -            10        10               -
                                                 ------------------------------------    -------------------------------------
Total Derivatives                                       41         6             (35)          300       208             (92)
                                                 ====================================    =====================================

Financial Assets and Liabilities
      Long-Term Debt                                (3,687)   (3,863)           (176)       (4,259)   (4,503)           (244)
                                                 ====================================    =====================================

The estimated fair value of all derivative instruments is based on quoted market prices and, if not available, on estimates from third-party brokers or dealers. The carrying value of cash and cash equivalents, restricted cash, amounts receivable and short-term obligations approximates their fair value because the instruments are near maturity.

(b)  COMMODITY PRICE RISK MANAGEMENT

NON-TRADING ACTIVITIES

We generally sell our crude oil and natural gas under short-term market based contracts.

CRUDE OIL PUT OPTIONS

We purchased WTI crude oil put options to manage the commodity price risk exposure of a portion of our oil production in 2005 and 2006. These options established an annual average WTI floor price of US$43/bbl in 2005 and US$38/bbl in 2006 at a cost of $144 million. The WTI crude put options with respect to 2005 production were not used and have expired. The WTI crude oil put options with respect to 2006 production are stated at fair market value and are included in deferred charges and other assets as they settle beyond 12 months of December 31, 2005. Any change in fair value is included in marketing and other on the Unaudited Consolidated Statement of Income.

                                  Notional                         Average            Fair
                                   Volumes          Term        Price (WTI)          Value
-------------------------------------------------------------------------------------------
                                  (bbls/d)                       (US$/bbl)  (Cdn$ millions)
WTI Crude Oil Put Options           30,000          2006                39               2
                                    20,000          2006                38               1
                                    10,000          2006                36               1
                                                                                -----------
                                                                                         4
                                                                                ===========

FIXED PRICE NATURAL GAS CONTRACTS AND NATURAL GAS SWAPS

In July and August 2005, we sold certain Canadian oil and gas properties and we retained fixed price natural gas contracts that were previously associated with those properties (see Note 15).

Since these contracts are no longer used in the normal course of our oil and gas operations, they have been marked-to-market and are included in the Unaudited Consolidated Balance Sheet. Any change in fair value is included in marketing and other in the Unaudited Consolidated Statement of Income.

                                  Notional                                                Fair
                                   Volumes             Term           Price              Value
-----------------------------------------------------------------------------------------------
                                    (Gj/d)                           ($/Gj)     (Cdn$ millions)
Fixed Price Natural Gas
  Contracts                         22,034      2005 - 2006     2.28 - 3.72                (47)
                                    15,514      2007 - 2010     2.47 - 2.77               (128)
                                                                                ---------------
                                                                                          (175)
                                                                                ===============

Following the sale of the Canadian oil and gas properties, we entered into natural gas swaps to economically hedge our exposure to the fixed price natural gas contracts. Any change in fair value is included in marketing and other in the Unaudited Consolidated Statement of Income.

                                  Notional                                                Fair
                                   Volumes             Term           Price              Value
-----------------------------------------------------------------------------------------------
                                    (Gj/d)                            ($/Gj)    (Cdn$ millions)
Natural Gas Swaps                   22,034      2005 - 2006     9.02 - 11.81                 1
                                    15,514      2007 - 2010             7.45                28
                                                                                ---------------
                                                                                            29
                                                                                ===============

TRADING ACTIVITIES

CRUDE OIL AND NATURAL GAS

We enter into physical purchase and sales contracts as well as financial commodity contracts to enhance our price realizations and lock-in our margins. The physical and financial commodity contracts (derivative contracts) are stated at market value. The $161 million fair value of the commodity contracts at December 31, 2005 is included in the Unaudited Consolidated Balance Sheet and any change in fair value is included in marketing and other on the Unaudited Consolidated Statement of Income.

FUTURE SALE OF GAS INVENTORY

We have certain NYMEX futures contracts and swaps in place, which effectively lock-in our margins on the future sale of our natural gas inventory in storage. We have designated, in writing, some of these derivative contracts as cash flow hedges of the future sale of our storage inventory. As a result, gains and losses on these designated futures contracts and swaps are recognized in net income when the inventory in storage is sold. The principal terms of these outstanding contracts and the unrecognized losses at December 31, 2005 are:

                                                                   Hedged                            Average     Unrecognized
                                                                  Volumes              Month           Price             Loss
------------------------------------------------------------------------------------------------------------------------------
                                                                    (mmcf)                          (US$/mcf)  (Cdn$ millions)

NYMEX Natural Gas Futures                                           9,100       January 2006            8.89              (27)
                                                                      400      February 2006           10.96                -

NYMEX Natural Gas Fixed Price and Basis Swaps                       4,529       January 2006            9.15               (8)
                                                                                                                 -------------
                                                                                                                          (35)
                                                                                                                 =============


(c)  FOREIGN CURRENCY EXCHANGE RATE RISK MANAGEMENT

NON-TRADING ACTIVITIES

                                                                                                                         Fair
                                                                   Amount               Term            Rate            Value
------------------------------------------------------------------------------------------------------------------------------
                                                                                                (for US$1.00)  (Cdn$ millions)

Foreign Currency Call Options - Buzzard (i)                GBP207 million               2006            2.00                -

US Dollar Call Options - Canexus (ii)                       US$11 million               2006           0.813                6

Foreign Currency Swap (iii)                                 US$37 million               2006           0.736                8
                                                                                                                 -------------
                                                                                                                           14
                                                                                                                 =============

(i)  FOREIGN CURRENCY CALL OPTIONS - BUZZARD

Our Buzzard development project in the North Sea creates foreign currency exposure as a portion of the capital costs are denominated in British pounds and Euros. In order to reduce our exposure to fluctuations in these currencies relative to the US dollar, we purchased foreign currency call options in early 2005 which effectively set a ceiling on most of our British pound and Euro spending exposure from March 2005 through to the end of 2006. Any change in fair value is included in marketing and other on the Unaudited Consolidated Statement of Income.

(ii) US DOLLAR CALL OPTIONS - CANEXUS

The operations of Canexus are exposed to changes in the US dollar exchange rate as a portion of their sales are denominated in US dollars. In connection with the initial public offering of Canexus, we purchased US-dollar call options to reduce this exposure to fluctuations in the Canadian - US-dollar exchange rate. Canexus has the right to sell US$11 million monthly and purchase Canadian dollars at an exchange rate of US$0.813 until August 2006. Any change in fair value is included in marketing and other on the Unaudited Consolidated Statement of Income.

(iii) FOREIGN CURRENCY SWAP

We occasionally use derivative instruments to effectively convert cash flows from Canadian to US dollars and vice versa. At December 31, 2005, we held a foreign currency derivative instrument that obligates us and the counterparty to exchange principal and interest amounts. In November 2006, we will pay US$37 million and receive Cdn$50 million. Any change in fair value is included in marketing and other on the Unaudited Consolidated Statement of Income.

TRADING ACTIVITIES

Our sales and purchases of crude oil and natural gas are generally transacted in or referenced to the US dollar, as are most of the financial commodity contracts used by our marketing group. We enter into forward contracts to sell US dollars. When combined with certain commodity sales contracts, either physical or financial, these forward contracts allow us to lock-in our margins on the future sale of crude oil and natural gas. The $8 million fair value of the US-dollar forward contracts and swaps at December 31, 2005 is included in the Unaudited Consolidated Balance Sheet and any change in fair value is included in marketing and other on the Unaudited Consolidated Statement of Income.

(d) TOTAL CARRYING VALUE OF DERIVATIVE CONTRACTS RELATED TO TRADING ACTIVITIES

Amounts related to derivative contracts held by our marketing group are equal to fair value as we use mark-to-market accounting. The amounts are as follows:

                                                  December 31      December 31
Cdn$ millions                                            2005             2004
-------------------------------------------------------------------------------
Accounts Receivable                                       382              177
Deferred Charges and Other Assets (1)                     232               91
                                                  -----------------------------
    Total Derivative Contract Assets                      614              268
                                                  =============================

Accounts Payable and Accrued Liabilities                  321              129
Deferred Credits and Other Liabilities (1)                124               46
                                                  -----------------------------
    Total Derivative Contract Liabilities                 445              175
                                                  =============================

    Total Derivative Contract Net Assets (2)              169               93
                                                  =============================

Notes:
(1) These derivative contracts settle beyond 12 months and are considered non-current.
(2) Comprised of $161 million (2004 - $83 million) related to commodity contracts and $8 million (2004 - $10 million) related to US dollar forward contracts and swaps.

Our exchange-traded derivatives are subject to margin deposit requirements. We are required to advance cash to counterparties in order to satisfy these requirements. We did not have any margin deposit requirements at December 31, 2005 and 2004.

11.  SHAREHOLDERS' EQUITY

DIVIDENDS

Dividends per common share for the three months ended December 31, 2005 were $0.05 (2004 - $0.05). Dividends per common share for the twelve months ended December 31, 2005 were $0.20 (2004 - $0.20).

12.  EARNINGS PER COMMON SHARE

Our shareholders approved a split of our issued and outstanding common shares on a two-for-one basis at our annual and special meeting on April 27, 2005. All common share and per common share amounts have been restated to retroactively reflect this share split.

We calculate basic earnings per common share from continuing operations using net income from continuing operations divided by the weighted-average number of common shares outstanding. We calculate basic earnings per common share using net income and the weighted-average number of common shares outstanding. We calculate diluted earnings per common share from continuing operations and diluted earnings per common share in the same manner as basic, except we use the weighted-average number of diluted common shares outstanding in the denominator.

                                                                                   Three Months              Twelve Months
                                                                                 Ended December 31          Ended December 31
(millions of shares)                                                            2005          2004         2005          2004
------------------------------------------------------------------------------------------------------------------------------
Weighted-average number of common shares outstanding                           261.0         258.3        260.4        257.3
Shares issuable pursuant to stock options                                       12.3          12.4         13.4         13.1
Shares to be purchased from proceeds of stock options                           (6.0)         (9.0)        (7.4)        (9.8)
                                                                         ------------ ------------- ------------ -------------
Weighted-average number of diluted common shares outstanding                   267.3         261.7        266.4        260.6
                                                                         =====================================================

In calculating the weighted-average number of diluted common shares outstanding we excluded 1,105,333 options (2004 - 1,388,800) for the three months ended December 31, 2005 and 280,708 options (2004 - 348,200) for the twelve months ended December 31, 2005 because their exercise price was greater than the average common share market price in the period. During the periods presented, outstanding stock options were the only potential dilutive instruments.

13.  CASH FLOWS

(a)  CHARGES AND CREDITS TO INCOME NOT INVOLVING CASH


                                                                                   Three Months              Twelve Months
                                                                                 Ended December 31          Ended December 31
                                                                                2005          2004         2005          2004
------------------------------------------------------------------------------------------------------------------------------
Depreciation, Depletion, Amortization and Impairment                             304           194        1,052          674
Stock Based Compensation                                                          21           (26)         411           74
Future Income Taxes                                                               41            50         (100)          69
Change in Fair Value of Crude Oil Put Options                                     12           (56)         196          (56)
Non-Cash Items included in Discontinued Operations                                 -            37         (325)         132
Unamortized Issue Costs on Redemption of Preferred Securities                      -             -            -           11
Gain on Disposition of Assets                                                      -           (20)          (4)         (24)
Gain on Dilution of Interest in Chemicals Business                                 -             -         (193)           -
Net Income Attributable to Non-Controlling Interests                               3             -            8            -
Other                                                                             22            31           24           26
                                                                         -----------------------------------------------------
Total                                                                            403           210        1,069          906
                                                                         =====================================================


(b)  CHANGES IN NON-CASH WORKING CAPITAL

                                                                                   Three Months              Twelve Months
                                                                                 Ended December 31          Ended December 31
                                                                                2005          2004         2005          2004
------------------------------------------------------------------------------------------------------------------------------
   Accounts Receivable                                                          (261)         (320)      (1,078)        (454)
   Inventories and Supplies                                                       11            40         (163)        (106)
   Other Current Assets                                                            5             7          (10)          44
   Accounts Payable and Accrued Liabilities                                      (85)          390          982          650
   Accrued Interest Payable                                                       15            (3)          20          (12)
                                                                         -----------------------------------------------------
Total                                                                           (315)          114         (249)         122
                                                                         =====================================================

Relating to:
   Operating Activities                                                         (315)          (23)        (195)        (122)
   Investing Activities                                                            -           137          (54)         244
                                                                         -----------------------------------------------------
Total                                                                           (315)          114         (249)         122
                                                                         =====================================================


(c)  OTHER CASH FLOW INFORMATION

                                                                                   Three Months              Twelve Months
                                                                                 Ended December 31          Ended December 31
                                                                                2005          2004          2005         2004
------------------------------------------------------------------------------------------------------------------------------
Interest Paid                                                                     47            47          237           190
Income Taxes Paid                                                                 77            67          325           249
                                                                         -----------------------------------------------------

14.  MARKETING AND OTHER

                                                                                   Three Months              Twelve Months
                                                                                 Ended December 31          Ended December 31
                                                                                2005          2004          2005         2004
------------------------------------------------------------------------------------------------------------------------------
Marketing Revenue, Net                                                           379           217          847           608
Change in Fair Value of Crude Oil Put Options                                    (12)           56         (196)           56
Interest                                                                           7             4           29            12
Foreign Exchange Losses                                                          (20)          (19)         (19)          (13)
Other                                                                             18            28           41            50
                                                                         -----------------------------------------------------
Total                                                                            372           286          702           713
                                                                         =====================================================

15.  DISCONTINUED OPERATIONS

In the third quarter of 2005, we sold certain Canadian conventional oil and gas properties in southeast Saskatchewan, northwest Saskatchewan, northeast British Columbia and the Alberta foothills. The results of operations of these properties have been presented as discontinued operations. The sales closed in the third quarter with net proceeds of $900 million after closing adjustments and we realized gains of $225 million. These gains are net of losses attributable to pipeline contracts and fixed price gas sales contracts associated with these properties that we have retained but no longer use in connection with our oil and gas business.

During the fourth quarter of 2004, we concluded production from our Buffalo field, offshore Australia. The results of our operations in Australia have been presented as discontinued operations, as we have no plans to continue operations in the country. Remediation and abandonment activities have been completed and no gain or loss was recognized.

The results of  operations  from these  properties  in Australia  and Canada are
detailed   below  and  shown  as   discontinued   operations  in  our  Unaudited
Consolidated Statement of Income.

THREE MONTHS ENDED DECEMBER 31

                                                                    2005                             2004
                                                                    CANADA           CANADA     AUSTRALIA         TOTAL
---------------------------------------------------------------------------    -----------------------------------------
Revenues
    Net Sales                                                           -                61            26            87
    Marketing and Other                                                 -                 1             -             1
                                                             --------------    -----------------------------------------
                                                                        -                62            26            88
Expenses
    Operating                                                           -                 9            22            31
    Depreciation, Depletion, Amortization and Impairment                -                18             -            18
    Exploration                                                         -                 2             -             2
                                                             --------------    -----------------------------------------
Income before Income Taxes                                              -                33             4            37
    Future Income Taxes                                                 -                17             -            17
                                                             --------------    -----------------------------------------
Net Income from Discontinued Operations                                 -                16             4            20
                                                             ==============    =========================================

Earnings per Common Share
    Basic                                                               -              0.06          0.02          0.08
                                                             ==============    =========================================
    Diluted                                                             -              0.06          0.02          0.08
                                                             ==============    =========================================

TWELVE MONTHS ENDED DECEMBER 31

                                                                   2005                           2004
                                                                  CANADA            CANADA      AUSTRALIA        TOTAL
--------------------------------------------------------------------------      ---------------------------------------
Revenues
    Net Sales                                                        154               232            75           307
    Marketing and Other                                                -                 1             -             1
    Gain on Disposition of Assets                                    225                 -             -             -
                                                            --------------      ---------------------------------------
                                                                     379               233            75           308
Expenses
    Operating                                                         27                40            53            93
    Depreciation, Depletion, Amortization and Impairment              28                70             9            79
    Exploration Expense                                                1                 3             -             3
                                                            --------------      ---------------------------------------
Income before Income Taxes                                           323               120            13           133
    Future Income Taxes                                             (129)               50             -            50
                                                            --------------      ---------------------------------------
Net Income from Discontinued Operations                              452                70            13            83
                                                            ==============      ===========-==============-============

Earnings per Common Share
    Basic                                                           1.74              0.27          0.05          0.32
                                                            ==============      =========== ============== ============
    Diluted                                                         1.70              0.27          0.05          0.32
                                                            ==============      =========== ============== ============

Assets and liabilities on the Unaudited Consolidated Balance Sheet include the following amounts for discontinued operations. There were no assets and liabilities related to discontinued operations at December 31, 2005.

AS AT DECEMBER 31, 2004

                                                                                CANADA     AUSTRALIA          TOTAL
---------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents                                                            -             1              1
Accounts Receivable                                                                 28             8             36
Other Current Assets                                                                 -             1              1
Property, Plant and Equipment, Net                                                 440             -            440
Accounts Payable and Accrued Liabilities                                            14            25             39
Asset Retirement Obligations                                                        22             -             22
Future Income Tax Liabilities                                                      108             -            108
                                                                           ---------------------------    -----------

16.  COMMITMENTS, CONTINGENCIES AND GUARANTEES

As described in Note 12 to the Audited Consolidated Financial Statements included in our 2004 Annual Report on Form 10-K, there are a number of lawsuits and claims pending, the ultimate results of which cannot be ascertained at this time. We record costs as they are incurred or become determinable. We believe the resolution of these matters would not have a material adverse effect on our liquidity, consolidated financial position or results of operations.

17.  PENSION AND OTHER POST RETIREMENT BENEFITS

NET PENSION EXPENSE RECOGNIZED UNDER OUR DEFINED BENEFIT PENSION PLANS

                                                                      Three Months              Twelve Months
                                                                    Ended December 31          Ended December 31
                                                                   2005          2004         2005          2004
-----------------------------------------------------------------------------------------------------------------
Nexen(1)
    Cost of Benefits Earned by Employees                              6             2           16             8
    Interest Cost on Benefits Earned                                  3             3           13            12
    Expected Return on Plan Assets                                   (3)           (2)         (11)          (11)
    Net Amortization and Deferral                                     -             1            1             1
                                                              ---------------------------------------------------
    Net                                                               6             4           19            10
                                                              ---------------------------------------------------

Syncrude
    Cost of Benefits Earned by Employees                              1             -            4             3
    Interest Cost on Benefits Earned                                  1             2            5             5
    Expected Return on Plan Assets                                   (1)           (1)          (4)           (4)
    Net Amortization and Deferral                                     3             1            3             1
                                                              ---------------------------------------------------
    Net                                                               4             2            8             5
                                                              ---------------------------------------------------
Total                                                                10             6           27            15
                                                              ===================================================

Note:

(1)  Includes  pension  expense related to Canexus defined benefit pension plan.

18.  OPERATING SEGMENTS AND RELATED INFORMATION

Nexen is involved in activities relating to Oil and Gas, Syncrude and Chemicals in various geographic locations as described in Note 18 to the Audited Consolidated Financial Statements included in our 2004 Annual Report on Form 10-K.

THREE MONTHS ENDED DECEMBER 31, 2005

                                                                                                              Corporate
                                                                                        Syncrude                    and
 (Cdn$ millions)                                  Oil and Gas                                 (1)  Chemicals      Other     Total
----------------------------------------------------------------------------------------------------------------------------------
                                                                     Other
                                               United    United  Countries
                               Yemen   Canada  States   Kingdom         (2) Marketing
                              ---------------------------------------------------------
 Net Sales                       352      139    199        124         41         12        105         101          -    1,073
 Marketing and Other               2        1      2         15          -        379          -          (1)       (26)(3)  372
 Gain on Dilution of Interest
    In Chemicals Business          -        -      -          -          -          -          -           -          -        -
                               --------------------------------------------------------------------------------------------------
 Total Revenues                  354      140    201        139         41        391        105         100        (26)   1,445
 Less: Expenses
   Operating                      41       36     27         19          5         10         42          63          -      243
   Depreciation, Depletion,
    Amortization and
     Impairment (DD&A)            98       35     52         95          2          3          4           9          6      304
   Transportation and Other        2        6      1          -          2        179          8          10         18      226
   General and
      Administrative (4)           3       12     13          3         21         17          1           6         69      145
   Exploration                     7        8     17         33         21(5)       -          -           -          -        86
   Interest                        -        -      -          -          -          -          -           2         11       13
                               --------------------------------------------------------------------------------------------------
 Income (Loss) from
    Continuing Operations
    before Income Taxes          203       43     91        (11)       (10)       182         50          10       (130)     428
                               =========================================================================================
 Less: Provision for
   Income Taxes (6)                                                                                                          125
 Less: Non Controlling
   Interests                                                                                                                   3
 Add: Net Income from
   Discontinued Operations                                                                                                     -
                                                                                                                         --------
 Net Income                                                                                                                  300
                                                                                                                         ========

 Identifiable Assets             635    2,449  1,433      4,775       183      3,165(7)   1,135         482        333    14,590
                               =================================================================================================

 Capital Expenditures
   Development and Other          52      296     53        142         4          2         48           5         14       616
   Exploration                    14       37     33          8         7          -          -           -          -        99
   Proved Property
   Acquisitions                    -        -      -          -         -          -          -           -          -         -
                               --------------------------------------------------------------------------------------------------
                                  66      333     86        150        11          2         48           5         14       715
                               ==================================================================================================

 Property, Plant and
 Equipment
   Cost                        2,243    3,631  2,437      4,013       249        177      1,240         827        245    15,062
   Less: Accumulated DD&A      1,841    1,311  1,159        216       119         72        171         456        123     5,468
                               --------------------------------------------------------------------------------------------------
 Net Book Value                  402    2,320  1,278      3,797       130        105      1,069         371        122     9,594
                               ==================================================================================================

Notes:
(1) Syncrude is considered a mining operation for US reporting purposes. Property, plant and equipment at December 31, 2005 include mineral rights of $6 million.
(2) Includes results of operations from producing activities in Nigeria and Colombia.
(3)  Includes  interest  income of $7 million,  foreign  exchange  losses of $20 million, decrease in the fair value of crude oil put options of $12 million, and decrease in the fair value of foreign currency call options of $1 million.
(4)  Includes stock based compensation expense of $40 million.
(5) Includes exploration activities primarily in Nigeria, Colombia and Equatorial Guinea.
(6)  Includes Yemen cash taxes of $74 million.
(7) Approximately 86% of marketing's identifiable assets are accounts receivable and inventories.

TWELVE MONTHS ENDED DECEMBER 31, 2005

                                                                                                              Corporate
                                                                                        Syncrude                    and
 (Cdn$ millions)                                  Oil and Gas                                 (1)  Chemicals      Other     Total
----------------------------------------------------------------------------------------------------------------------------------
                                                                      Other
                                               United     United  Countries
                               Yemen   Canada  States    Kingdom        (2)  Marketing
                              ---------------------------------------------------------
 Net Sales                     1,377      455     792        366       119         28        397         398         -      3,932
 Marketing and Other               8        3       2         16         4        847          -          15       (193)(3)   702
 Gain on Dilution of Interest
    in Chemicals Business          -        -       -          -         -          -          -         193         -        193
                              ----------------------------------------------------------------------------------------------------
 Total Revenues                1,385      458     794        382       123        875        397         606      (193)     4,827
 Less: Expenses
   Operating                     150      121      96         95        12         30        152         237         -        893
   Depreciation, Depletion,
    Amortization and
     Impairment (DD&A)           354      140     234        210        13         11         17          51 (4)    22      1,052
   Transportation and Other        6       23       1          -         2        641         21          40        62        796
   General and
     Administrative (5)           42      105      84          8        97         89          1          45       321        792
   Exploration                    12       23     100         51        64 (6)      -          -           -         -        250
   Interest                        -        -       -          -         -          -          -           3        94         97
                              ----------------------------------------------------------------------------------------------------
 Income (Loss) from
    Continuing Operations
    before Income Taxes          821       46     279         18       (65)       104        206         230      (692)       947
                              =========================================================================================
 Less: Provision for
   Income Taxes (7)                                                                                                           239
 Less: Non Controlling
   Interest                                                                                                                     8
 Add: Net Income from
   Discontinued Operations (8)                                                                                                452
                                                                                                                         ---------
 Net Income                                                                                                                 1,152
                                                                                                                         =========

 Identifiable Assets             635    2,449   1,433      4,775       183       3,165(9)  1,135         482       333     14,590
                              ====================================================================================================

 Capital Expenditures
   Development and Other         236      947     148        566        14         16        197          14        24      2,162
   Exploration                    41       90     211         59        55          -          -           -         -        456
   Proved Property
   Acquisitions                    -       17       3          -         -          -          -           -         -         20
                              ----------------------------------------------------------------------------------------------------
                                 277    1,054     362        625        69         16        197          14        24      2,638
                              ====================================================================================================

 Property, Plant and
 Equipment
   Cost                        2,243    3,631   2,437      4,013       249        177      1,240         827        245    15,062
   Less: Accumulated DD&A      1,841    1,311   1,159        216       119         72        171         456        123     5,468
                              ----------------------------------------------------------------------------------------------------
 Net Book Value                  402    2,320   1,278      3,797       130        105      1,069         371        122     9,594
                              ====================================================================================================

Notes:
(1) Syncrude is considered a mining operation for US reporting purposes. Property, plant and equipment at December 31, 2005 includes mineral rights of $6 million.
(2) Includes results of operations from producing activities in Nigeria and Colombia.
(3)  Includes  interest  income of $29 million,  foreign  exchange losses of $19 million, decrease in the fair value of crude oil put options of $196 million and decrease in the fair value of foreign currency call options of $7 million.
(4) Includes impairment charge of $12 million related to the closure of our sodium chlorate plant in Amherstburg, Ontario.
(5)  Includes stock based compensation expense of $490 million.
(6) Includes exploration activities primarily in Nigeria, Colombia and Equatorial Guinea.
(7)  Includes Yemen cash taxes of $296 million.
(8) During the third quarter of 2005, we concluded the sale of certain Canadian conventional oil and gas properties. The results of these properties are shown as discontinued operations (see Note 15).
(9) Approximately 86% of marketing's identifiable assets are accounts receivable and inventories.

THREE MONTHS ENDED DECEMBER 31, 2004

                                                                                                                Corporate
                                                                                           Syncrude                   and
 (Cdn$ millions)                                  Oil and Gas                                   (1)  Chemicals      Other     Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                            United      Other
                                                 United    Kingdom  Countries
                               Yemen   Canada    States        (2)        (3)  Marketing
                              ---------------------------------------------------------
Net Sales                        242     100        230        36         20           4          78        95          -       805
Marketing and Other                2      21 (4)      1         -          2         217           -         2         41(5)    286
                              ------------------------------------------------------------------------------------------------------
Total Revenues                   244     121        231        36         22         221          78        97         41     1,091
Less: Expenses
 Operating                        29      29         25         6          1           4          35        59          -       188
 Depreciation, Depletion,
  Amortization and Impairment     46      32         73        18          4           2           5         9          5       194
 Transportation and Other          3       5          -         -          -         125           4        13         11       161
 General and Administrative (6)    2       1          2         -          8          20           1         3         15        52
 Exploration                       -       6         85         3         42 (7)       -           -         -          -       136
 Interest                          -       -          -         -          -           -           -         -         25        25
                              ------------------------------------------------------------------------------------------------------
Income (Loss) from
 Continuing Operations
  before Income Taxes            164      48         46         9        (33)         70          33        13        (15)      335
                              =============================================================================================

Less: Provision for
 Income  Taxes (8)                                                                                                              109
Add: Net Income from
 Discontinued Operations (9)                                                                                                     20
                                                                                                                            --------
Net Income                                                                                                                      246
                                                                                                                            ========

Identifiable Assets              564   1,979      1,359     4,446        218       2,030 (10)    912       497        378    12,383
                              ======================================================================================================

Capital Expenditures
 Development and Other            91     184         68        53         16           1          59        11         14      497
 Exploration                       8      33         78         4         25           -           -         -          -      148
 Proved Property Acquisitions      -       4          -         -          -           -           -         -          -        4
                              ------------------------------------------------------------------------------------------------------
                                  99     221        146        57         41           1          59        11         14      649
                              ======================================================================================================

Property, Plant and Equipment
  Cost                         2,038   2,603      2,249     3,499        535         157       1,030       815        201   13,127
  Less: Accumulated DD&A       1,550   1,195      1,037        16        408          64         155       409         90    4,924
                              ------------------------------------------------------------------------------------------------------
 Net Book Value                  488   1,408(11)  1,212     3,483        127          93         875       406        111    8,203
                              ======================================================================================================

Notes:
(1) Syncrude is considered a mining operation for US reporting purposes. Property, plant and equipment at December 31, 2004 includes mineral rights of $6 million.
(2)  On December 1, 2004 we acquired EnCana (U.K.) Limited.
(3) Includes results of operations from producing activities in Nigeria and Colombia.
(4)  Includes gains on dispositions from the sale of minor oil and gas assets.
(5) Includes interest income of $4 million and foreign exchange losses of $19 million and fair value gains on crude oil put options of $56 million.
(6) Includes a $24 million decrease in our stock based compensation obligations revalued each reporting period based on the change in the market value of our common shares.
(7)  Includes exploration activities primarily in Nigeria.
(8)  Includes Yemen cash taxes of $59 million.
(9) In the fourth quarter of 2004 we concluded production activities in Australia. During the third quarter of 2005, we concluded the sale of certain Canadian conventional oil and gas properties. The combined results of these dispositions are shown as discontinued operations (Note 15).
(10) Approximately 81% of Marketing's identifiable assets are accounts receivable and inventories.
(11) Excludes PP&E costs of $860 million and accumulated depreciation depletion and amortization of $420 million relating to the Canadian properties disposed of during 2005 (Note 15).

TWELVE MONTHS ENDED DECEMBER 31, 2004

                                                                                                                Corporate
                                                                                           Syncrude                   and
 (Cdn$ millions)                                  Oil and Gas                                   (1)  Chemicals      Other     Total
------------------------------------------------------------------------------------------------------------------------------------
                                                            United      Other
                                                 United    Kingdom  Countries
                               Yemen   Canada    States        (2)        (3)  Marketing
                              ---------------------------------------------------------
Net Sales                        921     390        811        36         73          14         321       378         -      2,944
Marketing and Other                5      27 (4)     11         -          2         608           -         5        55 (5)    713
                              ------------------------------------------------------------------------------------------------------
Total Revenues                   926     417        822        36         75         622         321       383        55      3,657
Less: Expenses
 Operating                       109     116        106         6          7          16         125       237         -        722
 Depreciation, Depletion,
  Amortization and Impairment    169     128        258        18         18          10          18        37        18        674
 Transportation and Other          5      15          -         -          -         451          12        41        25        549
 General and Administrative (6)    4      42         30         -         47          58           1        28        89        299
 Exploration                       2      18        138         3         82 (7)       -           -         -         -        243
 Interest                          -       -          -         -          -           -           -         -       143        143
                              ------------------------------------------------------------------------------------------------------
Income (Loss) from
 Continuing Operations
  before Income Taxes            637      98        290         9        (79)         87         165        40      (220)     1,027
                              ===========================================================================================
Less: Provision for
Income Taxes (8)                                                                                                                317
Add: Net Income from
 Discontinued Operations (9)                                                                                                     83
                                                                                                                            -------
Net Income                                                                                                                      793
                                                                                                                            =======

Identifiable Assets              564   1,979      1,359     4,446        218       2,030 (10)    912       497       378     12,383
                              ======================================================================================================

Capital Expenditures
 Development and Other           267     491        267        53         24           4         214        58        33      1,411
 Exploration                      19      46        133         4         64           -           -         -         -        266
 Proved Property Acquisitions      -       4          -         -          -           -           -         -         -          4
                              ------------------------------------------------------------------------------------------------------
                                 286     541        400        57         88           4         214        58        33      1,681
                              ======================================================================================================

Property, Plant and Equipment
  Cost                         2,038   2,603      2,249     3,499        535         157       1,030       815       201     13,127
  Less: Accumulated DD&A       1,550   1,195      1,037        16        408          64         155       409        90      4,924
                              ------------------------------------------------------------------------------------------------------
 Net Book Value                  488   1,408(11)  1,212     3,483        127          93         875       406       111      8,203
                              ======================================================================================================

Notes:
(1) Syncrude is considered a mining operation for US reporting purposes. Property, plant and equipment at December 31, 2004 includes mineral rights of $6 million.
(2)  On December 1, 2004 we acquired EnCana (U.K.) Limited.
(3) Includes results of operations from producing activities in Nigeria and Colombia
(4)  Includes gains on dispositions from the sale of minor oil and gas assets.
(5) Includes interest income of $12 million, foreign exchange losses of $13 million and fair value gains on crude oil put options of $56 million.
(6) Includes a one-time charge of $82 million related to the modification of our stock option plan and a $15 million decrease in our stock based compensation obligations revalued each reporting period based on the change in the market value of our common shares.
(7)  Includes exploration activities primarily in Nigeria and Colombia.
(8)  Includes Yemen cash taxes of $227 million.
(9) In the fourth quarter of 2004, we concluded production activities in Australia. During the third quarter of 2005, we concluded the sale of certain Canadian conventional oil and gas properties. The combined results of these dispositions are shown as discontinued operations (Note 15).
(10) Approximately 81% of Marketing's identifiable assets are accounts receivable and inventories.
(11) Excludes PP&E costs of $860 million and accumulated depreciation depletion and amortization of $420 million relating to the Canadian properties disposed of during 2005 (Note 15).